                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            FIRST BANK SYSTEM, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                      LOGO
la10

                            FIRST BANK SYSTEM, INC.

                                FIRST BANK PLACE
                            601 SECOND AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55402

                                                                  March 11, 1996

To Our Stockholders:

  You are cordially invited to attend the 1996 Annual Meeting of Stockholders which will be held at 2:00 p.m. on Wednesday, April 17, 1996, at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403. For your convenience, a map showing the location of the Minneapolis Convention Center is provided on the back of this Proxy Statement.

  You are urged to read the enclosed Notice of Meeting and Proxy Statement so that you may be informed about the business to come before the Annual Meeting of Stockholders. At your earliest convenience, please mark, sign and return the accompanying form of proxy in the enclosed postage-paid envelope. We hope you will be able to attend the meeting.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED BUSINESS REPLY POST CARD TO REQUEST AN ADMISSION TICKET, WHICH WILL BE MAILED TO YOU PRIOR TO THE MEETING DATE.

                                          Very truly yours,

                                          LOGO
                                          John F. Grundhofer
                                          Chairman, President and
                                          Chief Executive Officer

                                     LOGO

                            FIRST BANK SYSTEM, INC.
                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 17, 1996

To the Stockholders
of First Bank System, Inc.:

  The Annual Meeting of Stockholders of First Bank System, Inc. (the "Company") will be held at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403 on Wednesday, April 17, 1996, at 2:00 p.m. for the following purposes:

  1. To elect five persons to the Board of Directors.
  2. To consider and act upon a proposal to approve the 1996 Stock Incentive Plan (and thereby amend and restate the Company's 1991 Stock Incentive Plan and 1994 Stock Incentive Plan).
  3. To consider and act upon a proposal to amend the Company's Amended and Restated Employee Stock Purchase Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder.
  4. To consider and act upon a proposal to ratify the selection by the Board of Directors of the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1996.
  5. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on February 26, 1996 will be entitled to notice of and to vote at the meeting and any adjournments thereof. A list of such holders will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the Company's headquarters, First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota.

March 11, 1996                              By Order of the Board of Directors

                                                           LOGO

                                                       Lee R. Mitau
                                                         Secretary

                                  PLEASE NOTE
    YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OR IF YOU PLAN TO ATTEND BUT DESIRE THE PERSONS NAMED AS PROXIES TO VOTE YOUR STOCK, PLEASE MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS ATTENDING THE MEETING MAY REVOKE THEIR PROXIES AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                                PROXY STATEMENT
                                      OF
                            FIRST BANK SYSTEM, INC.

                                     LOGO

                               FIRST BANK PLACE
                            601 SECOND AVENUE SOUTH
                         MINNEAPOLIS, MINNESOTA 55402
                                (612) 973-1111

                                GENERAL MATTERS

SOLICITATION OF PROXIES

  The accompanying proxy is solicited on behalf of the Board of Directors for use at the Company's Annual Meeting of Stockholders to be held on April 17, 1996, and at any adjournments thereof. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, special communications or in person but will receive no special compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the owners of the stock in accordance with the New York Stock Exchange schedule of charges. The Company has engaged Morrow & Co., Inc. to assist in proxy solicitation for an estimated fee of $15,000 plus out-of-pocket expenses. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about March 11, 1996.

VOTING, EXECUTION AND REVOCATION OF PROXIES

  Only stockholders of record at the close of business on February 26, 1996, the record date for the meeting, will be entitled to receive notice of and to vote at the meeting. As of that date there were approximately 144,143,244 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. Each share is entitled to one vote. There is no cumulative voting.

  When stock is registered in the name of more than one person, each such person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in its corporate name by an executive or other authorized officer. If a proxy is signed as an attorney, executor, administrator, trustee, guardian, or in any other representative capacity, the signer's full title should be given.

  If a proxy is properly executed and returned in the form enclosed, it will be voted at the meeting as follows, unless otherwise specified by the stockholder in the proxy: (i) in favor of the election as Directors of all the nominees listed herein; (ii) in favor of the proposal to approve the 1996 Stock Incentive Plan (and thereby amend and restate the Company's 1991 Stock Incentive Plan and 1994 Stock Incentive Plan); (iii) in favor of the proposal to amend the Company's Amended and Restated Employee Stock Purchase Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder; (iv) in favor of the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1996; and (v) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the meeting. Shares held in the Company's Capital Accumulation Plan, a 401(k) plan ("CAP"), for which a proxy is not received at least ten days prior to the meeting will be voted by the trustee in the same proportion as votes actually cast by CAP participants, in accordance with the terms of the CAP. A proxy may be revoked at any time before being exercised by delivery to the Secretary of the Company of a written notice of termination of the proxy's authority or a duly executed proxy or ballot bearing a later date.

  If an executed proxy card is returned and the stockholder has abstained from voting on any matter or, in the case of the election of Directors has withheld authority to vote with respect to any or all of the nominees, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter or, in the case of the election of Directors, in favor of such nominee or nominees. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

ANNUAL REPORT

  The 1995 First Bank System, Inc. Annual Report to Stockholders and Annual Report on Form 10-K, including financial statements for the year ended December 31, 1995, accompanies this Proxy Statement.

PRINCIPAL STOCKHOLDERS

  The following table sets forth information as of February 26, 1996 with respect to shares of the Company's Common Stock which are held by the only persons known to the Company to be beneficial owners of more than 5% of such stock. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein.

                             Common Stock
                          Beneficially Owned
                          -------------------------
Name of Stockholder         Shares        Percent
-------------------       ------------    ---------
Wellington Management
 Company.................    7,845,856(1)      5.4%
 75 State Street
 Boston, Massachusetts
  02109
Corporate Advisors,
 L.P. ...................    7,440,000(2)      5.2%
 One Rockefeller Plaza
 New York, New York 10020

--------
(1) Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company ("Wellington"), a registered investment adviser, with respect to shares held as of December 31, 1995. The Schedule 13G indicates that the shares reported are owned by numerous investment counseling clients and that Wellington has shared voting power with respect to 1,609,442 shares and shared dispositive power with respect to 7,845,856 shares.

(2) Corporate Advisors, L.P., in its capacity as the general partner of Corporate Partners, L.P., the general partner of Corporate Offshore Partners, L.P. and the investment manager for The State Board of Administration of Florida, holds sole voting and investment power with respect to all of the reported shares. A representative of Corporate Advisors, L.P. is entitled to attend meetings of the Company's Board of Directors and its Committees. The State Board of Administration of Florida also holds sole voting and investment power with respect to an additional approximately 1,148,132 shares of Common Stock.

                           MATTERS SUBMITTED TO VOTE

  Following is a discussion of the matters to be presented at the meeting:

                           I. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

  The Bylaws of the Company provide for a Board of Directors consisting of 17 members. Commencing with the election of Directors at the annual meeting of stockholders in 1986, the Directors were divided into three classes: Class I, Class II and Class III, each such class, as nearly as possible, to have the same number of Directors. The term of office of the Class I Directors will expire at the annual meeting in 1996, the term of office of the Class II Directors will expire at the annual meeting in 1997, and the term of office of the Class III Directors will expire at the annual meeting in 1998. At each annual election of Directors, the Directors chosen to succeed those whose terms have then expired shall be identified as being of the same class as the Directors they succeed and shall be elected for a term expiring at the third succeeding annual election of Directors.

  Vacancies and newly created directorships resulting from an increase in the number of Directors may be filled by a majority of the Directors then in office and the Directors so chosen will hold office until the next election of the class for which such Directors shall have been chosen and until their successors are elected and qualified.

  It is intended that proxies accompanying this Proxy Statement will be voted at the meeting FOR the election to the Board of Directors of the nominees named, unless authority to vote for one or more of the nominees is withheld as specified in the proxy card. The affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote is necessary for the election of each nominee, and cumulative voting is not permitted. Class I Directors are to be elected at the meeting for a three-year term expiring at the annual meeting in 1999 and until their successors are elected and qualified.

Nominees for Class I Directors are Roger L. Hale, Richard L. Knowlton, Edward
J. Phillips, James J. Renier and Richard L. Schall. All of these nominees are presently serving as Class I Directors. If any of the nominees should be unavailable to serve as a Director, an event which is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

  All current Directors were previously elected by the Company's stockholders except Arthur D. Collins, Jr., Peter H. Coors, Norman M. Jones and Jerry W. Levin who were elected by action of the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES

  During 1995, the Board of Directors of the Company held six regular meetings and five special meetings. The Board has established the following committees to perform their assigned functions: Executive Committee, Audit Committee, Credit Policy and Community Responsibility Committee, Compensation and Human Resources Committee, Finance Committee and Governance Committee. During the past year, the Executive Committee did not meet, the Audit Committee met five times, the Credit Policy and Community Responsibility Committee met four times, the Compensation and Human Resources Committee met six times, the Finance Committee met three times and the Governance Committee met six times. Incumbent Directors' attendance at Board and Committee meetings averaged 93% during 1995 and each incumbent member of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the Committees of which such Director was a member.

  The members of the Executive Committee are Directors Grundhofer
(Chairperson), Hale, Macke, Nelson, Renier, Richey and Schall. The Executive Committee is charged with acting with the authority of the Board of Directors when the Board is not in session, subject to applicable limitations set forth in the Company's Bylaws and under Delaware law.

  The members of the Audit Committee are Directors Schall (Chairperson), Collins, Hale, Johnson, Robinson and Schroeder. The Audit Committee is charged with assisting the Board in meeting its responsibilities for external and internal audits, determining that adequate external and internal accounting and administrative controls are in place and reviewing certain financial information that is to be disseminated to stockholders and the general public.

  The members of the Credit Policy and Community Responsibility Committee are Directors Hale (Chairperson), Coors, Grundhofer, Kareken, Levin, Nelson, Phillips and Schall. The Credit Policy and Community Responsibility Committee reviews lending and credit administration policies, practices and controls for the Company. The Committee reviews loan quality trends and summaries of credit examination reports and reviews and approves the adequacy of the Company's allowance for credit losses. The Committee also has oversight responsibility for the Company's policy and performance under the Community Reinvestment Act.

  The members of the Compensation and Human Resources Committee are Directors Macke (Chairperson), Levin, Nelson, Renier, Richey and Robinson. The Compensation and

Human Resources Committee is charged with oversight responsibility for the adequacy and effectiveness of compensation and benefit plans and senior management succession plans. In addition, the Committee makes recommendations to the Board of Directors regarding remuneration for senior management and Directors, adoption of employee compensation and benefit plans, and the administration of such plans, including the granting of stock options or other benefits.

  The members of the Finance Committee are Directors Richey (Chairperson), Collins, Grundhofer, Jones, Kareken, Knowlton, Phillips, Renier and Schall (ex officio). The Finance Committee reviews, approves and monitors compliance with policies governing capital adequacy, dividends, interest rate sensitivity and liquidity for the Company, as well as policies governing the investment portfolio. The Committee makes recommendations to the Board of Directors regarding the sale and issuance and repurchase of debt and equity securities and reviews other actions regarding financial aspects of the Company.

  The members of the Governance Committee are Directors Schall (Chairperson), Grundhofer, Hale, Macke and Richey. The Committee serves as a forum for ideas and suggestions to improve the quality of stewardship provided by the Board of Directors. The Committee also focuses on Board development and succession, assisting the Board by identifying, attracting and recommending candidates for Board membership and administering the Director retirement policy. The Committee recommends to the Board those persons whom it believes should be nominees for election as Directors. The Committee will consider qualified nominees recommended by stockholders. Any such recommendation for the 1997 election of Directors should be submitted in writing to the Secretary of the Company so as to be received no later than 90 days in advance of the 1997 annual meeting of stockholders. Such recommendation must include information specified in the Company's Bylaws that will enable the Governance Committee to evaluate the qualifications of the recommended nominee.

  Directors who are not employees of the Company receive an annual retainer of $20,000, with the exception of the Chairperson of the Audit Committee who receives an annual retainer of $21,000, plus $1,000 for each meeting of the Board attended. In addition, non-employee Committee Chairpersons receive $2,000 and non-employee Directors receive $1,000 for each Committee meeting attended.

  It is the Company's policy that a Director shall retire as of the annual meeting of stockholders following the earlier of either 12 years of service (except that a Director who has completed 12 years of service as of October 1994 will not be subject to term limits) or such Director's sixty-seventh birthday. Notwithstanding this policy, however, the Board of Directors may, in consultation with the Governance Committee, ask a particular Director to continue service beyond the normal retirement date. Two of the nominees for election as Class I Directors, Dr. Renier and Mr. Schall, will turn 67 prior to the 1997 annual meeting of stockholders.

  On February 18, 1987, the Company adopted a Director Retirement and Death Benefit Plan which provides for payments to Directors after they cease to be Directors. The Plan was amended and restated effective May 15, 1991 and amended February 15, 1995 to conform to Board policy regarding suggested retirement age. Plan benefits are payable to persons who have completed 60 months of service as a Director. Benefits accrue in the amount of the annual retainer in effect on the date a Director's service terminates multiplied by the number of years of service, not to exceed 10 years. Benefits are paid in annual installments over a 10-year period or, in the event of the Director's death, a lump sum payment may be made. If a Director's service terminates after the Director attains the age of 67, however, and the 10 installments have been paid prior to the Director's death, annual payments equal to the installment amount are made through the time of the Director's death. In the event of a change of control of the Company, benefits payable under the Plan will be paid in a lump sum within 30 days thereof.

  Directors are offered the opportunity to defer all or a part of their Director compensation in accordance with the terms of the Deferred Compensation Plan for Directors. Under such plan, a Director may defer all retainer and meeting fees until such time as the Director ceases to be a member of the Board. In the event of a change of control of the Company, the plan will terminate and all deferred amounts will be paid in a lump sum within 30 days thereof.

  Directors may also elect to use their Director compensation to purchase shares of the Company's Common Stock through the Amended and Restated Employee Stock Purchase Plan in accordance with substantially the same terms and conditions as apply to employees, with certain exceptions. Directors may purchase shares of Common Stock with all or any portion of the fees earned as a Director of the Company. Each non-employee Director is required to make a single election to participate in the Employee Stock Purchase Plan with respect to all or a designated portion of his or her Director fees, which election is irrevocable for as long as such person is a non-employee Director. The purchase price is the lower of (a) 85% of the fair market value of the Company's Common Stock on the first day of the purchase period, or (b) 85% of the fair market value of the Company's Common Stock on the last day of the purchase period. On the last business day of the purchase period, each participant receives the largest number of whole shares of the Company's Common Stock that can be purchased with the participant's accumulated deductions at the established purchase price.

  Under the Company's 1991 Stock Incentive Plan, each non-employee Director of the Company receives options to purchase 2,500 shares of the Company's Common Stock upon first being elected to the Board of Directors and, thereafter, options to purchase 1,500 shares of the Company's Common Stock on the date of each annual meeting of stockholders if such Director's term of office continues after such grant date. Each option granted to a non-employee Director as of the date of each annual meeting of stockholders is exercisable in full as of the date of grant, has an exercise price per share equal to the fair market value of a share of Common Stock as of the date of grant and expires on the tenth anniversary of the date of grant. Options granted to non-employee Directors include a provision entitling the optionee to a further option (a "reload option") if the optionee exercises an option, in whole or in part, by surrendering other shares of the Company's Common Stock, which reload option shall be for the number of shares of the Company's Common Stock tendered as payment. The 1996 Stock Incentive Plan, if approved by the stockholders at the meeting, would provide for the grant of options to non-employee Directors under the same circumstances and having substantially the same terms as are currently provided under the 1991 Stock Incentive Plan. See "Proposal to Approve the 1996 Stock Incentive Plan (And Thereby Amend and Restate the Company's 1991 Stock Incentive Plan and 1994 Stock Incentive
Plan)" below.

  As required by the merger agreement relating to the Company's acquisition of Metropolitan Financial Corporation, the Company entered into a consulting agreement with Norman M. Jones dated January 23, 1995 engaging Mr. Jones for a three-year period as an independent consultant to assist the Company in identifying and contacting, on behalf of the Company, potential financial institution acquisition candidates as requested from time to time by the Company. The agreement further provides that the Company is required to use its best efforts to secure the election of Mr. Jones to the Company's Board of Directors for a term of at least three years and to appoint Mr. Jones as Chairman of the Board of Directors of First Bank, fsb, a subsidiary of the Company, for at least three years. The agreement provides that Mr. Jones will be paid cash compensation equal to $200,000 annually for such services, including his service as a Director of the Company.

INFORMATION REGARDING NOMINEES AND OTHER CONTINUING DIRECTORS

  There is shown below for each nominee for election as a Director and for each other person whose term of office as a Director will continue after the meeting, as furnished to the Company, the individual's name, age, principal occupation and business experience; his or her period of service as a Director of the Company and other directorships held.

CLASS I DIRECTORS--NOMINEES FOR ELECTION FOR A TERM EXPIRING AT THE 1999
ANNUAL MEETING
-------------------------------------------------------------------------------

                 ROGER L. HALE, 61                          Director Since 1987
                 Mr. Hale is President and Chief Executive Officer of TENNANT
                 Company, a Minneapolis-based manufacturer of industrial and
Photo of         commercial floor maintenance equipment and products. He
Roger L. Hale    joined TENNANT in 1961 and was appointed Assistant to the
Appears Here     President in 1963. Mr. Hale was elected Vice President in
                 1968 and, in 1975, was elected President and Chief Operating
                 Officer. He was elected Chief Executive Officer in 1976. He serves as a Director of TENNANT and Dayton Hudson
                 Corporation. His community activities include serving as Chairman of the Minneapolis Neighborhood Employment Network and as Vice Chair of Public Radio International. Mr. Hale serves as Chairperson of the Credit Policy and Community
                 Responsibility Committee and also as a member of the Executive Committee, the Audit Committee and the Governance
                 Committee.

-------------------------------------------------------------------------------

                 RICHARD L. KNOWLTON, 63                    Director Since 1992
                 Mr. Knowlton is Chairman of The Hormel Foundation, Austin,
                 Minnesota, a public foundation organized and operated for the
Photo of         benefit of charitable organizations. He became Chairman of
Richard L.       the Hormel Foundation in December 1995 upon resigning as
Knowlton         Chairman and Chief Executive Officer of Hormel Foods
Appears Here     Corporation, a meat and food processing company. He joined
                 Hormel Foods Corporation in 1948 and held numerous positions with the company, including Sales Manager, Vice President--
                 Operations, President and Chief Operating Officer, and
                 Chairman and Chief Executive Officer. Mr. Knowlton serves as a Director of ReliaStar Financial Corp. and SUPERVALU INC. In
                 addition to being Chairman of The Hormel Foundation, he is also a Director of the University of Colorado Foundation, the
                 Mayo Foundation and the Horatio Alger Association. Mr.
                 Knowlton serves as a member of the Finance Committee.
-------------------------------------------------------------------------------

                 EDWARD J. PHILLIPS, 51                     Director Since 1988
                 Mr. Phillips is Chairman and Chief Executive Officer of
                 Phillips Beverage Company, Minneapolis, Minnesota, an
Photo of         importer and marketer of distilled spirits. Mr. Phillips has
Edward J.        been associated with Phillips Beverage Company since 1969,
Phillips         having previously served as its President during its
Appears Here     ownership by Alco Standard Corporation. He is a Director of
                 Venturian Corporation and Weisman Enterprises, Inc. His
                 community activities include serving as Vice Chairman and
                 Director of Metropolitan-Mount Sinai Foundation and as a
                 Director of Amicus, the Phillips Eye Institute, the Minnesota
                 AIDS Project and the Page Education Foundation. Mr. Phillips
                 serves as a member of the Finance Committee and the Credit
                 Policy and Community Responsibility Committee.
-------------------------------------------------------------------------------

                 JAMES J. RENIER, 66                        Director Since 1986
                 Dr. Renier is the retired Chairman and Chief Executive
                 Officer of Honeywell Inc., Minneapolis, Minnesota, an
Photo of         international controls manufacturer. He joined Honeywell in
James J.         1956 as a senior research scientist and was elected Chief
Renier           Executive Officer in 1987. He retired in 1994. Dr. Renier
Appears Here     serves as a Director of Deluxe Corporation, ReliaStar
                 Financial Corp., KLM Royal Dutch Airlines, MarketLink, Inc.,
                 Norris Education Innovations Inc. and North Memorial Health
                 Care. He is a member of the Board of Trustees of the
                 University of St. Thomas, the Board of Overseers, Curtis L.
                 Carlson School of Management, University of Minnesota, the
                 Iowa State University Foundation Board of Governors and the
                 Board of Governors of the United Way of America and the
                 United Way of Minneapolis. He is also a Director of the
                 Carnegie Foundation and the National Parenting Association.
                 Dr. Renier serves as a member of the Executive Committee, the
                 Finance Committee and the Compensation and Human Resources
                 Committee.
-------------------------------------------------------------------------------

                 RICHARD L. SCHALL, 66                      Director Since 1987
                 Mr. Schall is the retired Vice Chairman of the Board and
                 Chief Administrative Officer of Dayton Hudson Corporation,
Photo of         Minneapolis, Minnesota, a diversified retail company. He
Richard L.       retired from active employment in February 1985. Mr. Schall
Schall           is a Director of Medtronic, Inc., Meritex, Inc., CTL Credit
Appears Here     Inc. and Ecolab, Inc. He is also a member of the Boards of the Santa Barbara City College Foundation, SEE International and Las Positas Park Foundation. Mr. Schall serves as
                 Chairperson of the Audit Committee and of the Governance
                 Committee and also as a member of the Executive Committee and the Credit Policy and Community Responsibility Committee. He is an ex officio member of the Finance Committee.

CLASS II DIRECTORS--WHOSE TERMS EXPIRE AT THE 1997 ANNUAL MEETING
-------------------------------------------------------------------------------
Photo of         PETER H. COORS, 49                         Director Since 1996
Peter H. Coors   Mr. Coors is Vice Chairman and Chief Executive Officer of
appears here     Coors Brewing Company, Golden, Colorado, and Vice President
                 of Adolph Coors Company. Mr. Coors has been associated with
                 Coors Brewing Company since 1970 and has served in various capacities, including as Director of Financial Planning,
                 Director of Market Research, Vice President of Sales and
                 Marketing and President of Coors Distributing Company, and as
                 President of the brewing division of Adolph Coors Company. He serves as a Director of Adolph Coors Company. His community activities include serving as a member of the advisory
                 council of Opportunities Industrialization Centers of
                 America, the advisory council of the National Council of La
                 Raza and the Young Presidents' Organization. He is also an
                 Executive Board member and Executive Vice President of the
                 Denver Area Council of the Boy Scouts of America, a Board
                 member of Up With People and a Trustee of the Adolph Coors
                 Foundation. Mr. Coors serves as a member of the Credit Policy and Community Responsibility Committee.
-------------------------------------------------------------------------------
Photo of         NORMAN M. JONES, 65                        Director Since 1995
Norman M.          Mr. Jones serves as Chairman of the Board of First Bank,
Jones appears    fsb, formerly known as Metropolitan Federal Bank, the thrift
here             subsidiary of the Company. Prior to the Company's acquisition of Metropolitan Financial Corporation in January 1995, Mr.
                 Jones served as Chairman of Metropolitan Financial
                 Corporation. He was employed by that company from 1952
                 through January 1995 in various capacities, including as Vice
                 President and Secretary, President, and Chief Executive
                 Officer. Mr. Jones has served as Chairman of the SAIF
                 Industry Advisory Committee, as a Director of the S & L
                 Computer Trust of Des Moines, as a member of the Thrift
                 Advisory Board to the Federal Reserve and as a member of the
                 Advisory Board to the Federal Savings and Loan Insurance
                 Corporation. He currently serves as National Director of
                 Lutheran Health Systems, as a member of the Board of Regents of Concordia College and as Chairman of Luther Seminary
                 Foundation. Mr. Jones serves as a member of the Finance
                 Committee.
-------------------------------------------------------------------------------
Photo of         MARILYN CARLSON NELSON, 56                 Director Since 1978
Marilyn          Mrs. Nelson serves as Vice Chairman, a Director and a member
Carlson          of the Executive Committee of the Board of Directors of
Nelson appears   Carlson Holdings, Inc., the parent company of Carlson
here             Companies, Inc., Minneapolis, Minnesota. Carlson Companies,
                 Inc. is a diversified hotel, restaurant, travel and sales and business incentives company. She was elected as a Director of the Carlson Companies, Inc. in 1978. Mrs. Nelson also serves as a Director of Exxon Corporation and U S WEST, Inc. Mrs.
                 Nelson serves as a member of the Executive Committee, the Compensation and Human Resources Committee and the Credit
                 Policy and Community Responsibility Committee.

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                 S. WALTER RICHEY, 60                       Director Since 1990
                 Mr. Richey is President and Chief Executive Officer of
[Photo of        Meritex, Inc., a company involved in real estate management
S. Walter        and development and warehousing located in Minneapolis,
Richey           Minnesota. Mr. Richey has been with Meritex, Inc. (and its
Appears here]    predecessor company) since 1973. He was elected to his
                 present position in 1978. Mr. Richey also serves on the Board of Directors of BMC Industries, Inc., Donaldson Company, Inc.
                 and as an Advisory Director of Liberty Mutual Insurance
                 Company. He is also a member of the Board of Regents of St.
                 John's University, Collegeville, Minnesota. Mr. Richey serves as Chairperson of the Finance Committee and also as a member of the Executive Committee, the Governance Committee and the
                 Compensation and Human Resources Committee.
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[Photo of        RICHARD L. ROBINSON, 66                    Director Since 1993
Richard L.       Mr. Robinson has been Chairman and Chief Executive Officer of
Robinson         Robinson Dairy, Inc. in Denver, Colorado since 1975. Prior to
Appears here]    that time, he served in various capacities with Roberts Dairy
                 Company and Roberts Foods, Inc. in Omaha, Nebraska. He was a
                 Director of Bank Western and Western Capital Investment
                 Corporation prior to the merger of WCIC into Central
                 Bancorporation, Inc., an affiliate of the Company. Mr.
                 Robinson is a Director of Asset Investors, Inc., past
                 Chairman of the Greater Denver Chamber of Commerce, past
                 Chairman of the Denver Area Council--Boy Scouts of America, past Chairman of the Mountain States Employers Council and serves as a Director of numerous civic organizations. Mr.
                 Robinson serves as a member of the Audit Committee and the Compensation and Human Resources Committee.

CLASS III DIRECTORS--WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING
-------------------------------------------------------------------------------

[Photo of        ARTHUR D. COLLINS, Jr., 48                 Director Since 1996
Arthur D.        Mr. Collins is Chief Operating Officer of Medtronic, Inc.,
Collins          Minneapolis, Minnesota, a leading medical device company. Mr.
Appears here]    Collins joined Medtronic in 1992. He was elected to his
                 present position in 1994 and previously served as Corporate
                 Executive Vice President and President of Medtronic
                 International. Prior to joining Medtronic, Mr. Collins served in a number of senior executive positions with Abbott
                 Laboratories from 1978 through 1992, most recently as Corporate Vice President responsible for worldwide diagnostic business units. He serves as a Director of TENNANT Company, GalaGen, Inc. and Fairview Physician Associates. He is also a member of the Board of the National Association of Manufacturers, the Medtronic Foundation and numerous civic organizations. Mr. Collins serves as a member of the Audit
                 Committee and the Finance Committee.

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[Photo of        JOHN F. GRUNDHOFER, 57                     Director Since 1990
John F.          Mr. Grundhofer is Chairman, President and Chief Executive
Grundhofer       Officer of the Company. Prior to joining the Company on
Appears here]    January 31, 1990, Mr. Grundhofer served as Vice Chairman and
                 Senior Executive Officer for Southern California with Wells
                 Fargo Bank, N.A. He is Chairman of the Minnesota Business
                 Partnership and is a Trustee of Minnesota Mutual Life
                 Insurance Company. He is also a member of the Bankers
                 Roundtable, a Director of Irvine Apartment Communities, Inc.,
                 a Director of the Minneapolis Institute of Arts, a Director
                 of Minnesota Meeting, a Director of United Way, Minneapolis
                 area, Honorary Chair of the Minnesota Olympic Committee and
                 1996 Chairman of the United Negro College Fund, Minneapolis
                 area. Mr. Grundhofer serves as Chairperson of the Executive
                 Committee and also as a member of the Credit Policy and
                 Community Responsibility Committee, the Finance Committee and
                 the Governance Committee.
-------------------------------------------------------------------------------

[Photo of        DELBERT W. JOHNSON, 57                     Director Since 1994
Delbert W.       Mr. Johnson is Chairman, President and Chief Executive
Johnson          Officer of Pioneer Metal Finishing Co., a division of
Appears here]    Safeguard Scientifics Inc. and one of the largest metal
                 finishing companies in the United States. He joined the
                 company in 1965 and was elected to his present position in
                 1978. From 1987 through 1993, Mr. Johnson served on the Board of Directors of the Federal Reserve Bank of Minneapolis and,
                 in 1989, was named Chairman. In 1990, he was selected as Vice
                 Chairman of the Federal Reserve Board Conference of Chairmen
                 and in 1990 became Chairman. He serves as a Director of Ault
                 Inc., TENNANT Company, Safeguard Scientifics Inc., Coherent
                 Communications Systems Corp. and CompuCom Systems, Inc. He
                 also serves on the Board of Trustees of St. Thomas
                 University, on the Advisory Boards of Hospitality House and
                 Turning Point, Inc. and as Chairperson of Minnesota United
                 Negro College Fund Corporate Gifts. Mr. Johnson serves as a member of the Audit Committee.
-------------------------------------------------------------------------------

[Photo of        JERRY W. LEVIN, 51                         Director Since 1995
Jerry W.         Mr. Levin is Chairman and Chief Executive Officer of Revlon,
Levin            Inc., New York, New York, a maker of cosmetics and personal
Appears here]    care and professional products, and Executive Vice President of MacAndrews & Forbes Holdings, Inc., Revlon's principal shareholder. Mr. Levin joined Revlon in 1991 as President and was elected Chairman in November 1995. Prior to joining
                 Revlon, Mr. Levin was Chairman of another MacAndrews & Forbes affiliate, Coleman Holdings, Inc., the parent of The Coleman
                 Company, Inc., a manufacturer and marketer of outdoor recreational products. Before joining MacAndrews & Forbes,
                 Mr. Levin served in a number of senior executive positions with The Pillsbury Company from 1974 through 1989, including as Chairman and Chief Executive Officer of the Burger King
                 Corporation, a Pillsbury subsidiary. In addition to serving on the Board of Directors of Revlon, he is also a Director of Apogee Enterprises, Inc., The Coleman Company, Inc., Ecolab,
                 Inc., Meridian Sports, Inc. and Paradise Kitchens, Inc. His community activities include serving as a Director of United
                 Way of New York City, B'nai B'rith Hillel of New York, UJA-
                 Federation of New York, the New York Philharmonic, the
                 Council on the Graduate School of Business--University of Chicago and the National Advisory Committee of the College of Engineering--University of Michigan. Mr. Levin serves as a member of the Credit Policy and Community Responsibility
                 Committee and the Compensation and Human Resources Committee.

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[Photo of        KENNETH A. MACKE, 57                       Director Since 1985
Kenneth A.       Mr. Macke is the retired Chairman and Chief Executive Officer
Macke Appears    of Dayton Hudson Corporation, Minneapolis, Minnesota, a
here]            diversified retail company. He joined Dayton Hudson
                 Corporation in 1961 and had been continuously employed by the company until June 1994. Mr. Macke served as President of
                 Dayton Hudson Corporation from 1981 to 1984. In 1982, he was elected Chief Operating Officer and was elected Chief
                 Executive Officer in 1983. In 1984, Mr. Macke was elected
                 Chairman of the Board of the company. He is also a Director of Unisys Corporation and General Mills, Inc. Mr. Macke
                 serves as Chairperson of the Compensation and Human Resources
                 Committee and also as a member of the Executive Committee and the Governance Committee.
-------------------------------------------------------------------------------

  Directors John H. Kareken and Lyle E. Schroeder are expected to retire at the 1996 annual meeting of stockholders.

             II. PROPOSAL TO APPROVE THE 1996 STOCK INCENTIVE PLAN
                      (AND THEREBY AMEND AND RESTATE THE
                    COMPANY'S 1991 STOCK INCENTIVE PLAN AND
                          1994 STOCK INCENTIVE PLAN)

  In February 1996, the Board of Directors adopted the First Bank System, Inc. 1996 Stock Incentive Plan (the "1996 Plan"), which would amend and restate the Company's 1991 Stock Incentive Plan (the "1991 Plan") and the Company's 1994 Stock Incentive Plan (the "1994 Plan"), subject to stockholder approval. The purpose of the 1996 Plan is to aid in attracting and retaining management personnel and members of the Board of Directors who are not also employees of the Company ("Non-Employee Directors") capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company's business and to afford such persons an opportunity to acquire a proprietary interest in the Company. The following summary description of the 1996 Plan is qualified in its entirety by reference to the full text of the plan, which is attached to this Proxy Statement as Exhibit A.

SUMMARY OF THE 1996 PLAN

  Each of the 1991 Plan and the 1994 Plan provides that 5,000,000 shares of the Company's Common Stock are available for the granting of awards under such Plans (for a total of 10,000,000 shares). As of February 29, 1996, 1,344,244 shares remained available for grant under the 1991 Plan and 699,667 shares remained available for grant under the 1994 Plan. All outstanding options, restricted stock and other awards subject to the terms of the 1991 Plan or the 1994 Plan will remain outstanding and subject to the terms and conditions of those plans but are counted as part of the total number of shares of Common Stock authorized for issuance under the 1996 Plan. The Board of Directors has determined that in order to meet the Company's needs for approximately the next three years, 7,000,000 additional shares of the Company's Common Stock are required to be authorized for issuance under the 1996 Plan. Not more than 1,000,000 shares would be available for the grant of additional restricted stock awards following stockholder approval of the 1996

Plan. The 1996 Plan will authorize the issuance of an aggregate of 17,000,000 shares of the Company's Common Stock (which includes the 10,000,000 shares previously approved by the Company's stockholders under the 1991 Plan and the 1994 Plan, only 2,043,911 of which remain available for the granting of awards), of which approximately 9,043,911 shares will be available for grant.

  If any shares of Common Stock subject to any award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of shares or other consideration (in each case, including those awards granted under the 1991 Plan and the 1994 Plan), the shares previously used for such awards will be available for future awards under the 1996 Plan. In addition, any shares that are used by a 1996 Plan participant as full or partial payment to the Company of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relating to an award in accordance with the provisions relating to tax withholding under the 1996 Plan (including those awards granted under the 1991 Plan and the 1994
Plan), shall again be available for the granting of awards under the 1996 Plan. Notwithstanding the foregoing, the total number of shares of Common Stock that may be purchased upon exercise of Incentive Stock Options (as defined below) granted under the 1996 Plan (subject to adjustment as described below) may not exceed 7,000,000 shares. Except as otherwise provided under the procedures adopted by the Committee described below to avoid double counting with respect to awards granted in tandem with or in substitution for other awards, all shares relating to awards granted will be counted against the aggregate number of shares available for granting awards under the 1996 Plan. No person may be granted any award or awards the value of which awards are based solely on an increase in the value of the Common Stock after the date of grant for more than 1,000,000 shares of Common Stock, in the aggregate, in any calendar year.

  Eligibility--Any employee, officer, consultant or independent contractor of the Company and its affiliates is eligible to receive awards under the 1996 Plan. The 1996 Plan also provides for the automatic grant of options to Non-Employee Directors as described below. The Company estimates that approximately 14,750 employees will be eligible to participate in the 1996 Plan during 1996. The 1996 Plan will become effective immediately upon approval by the stockholders of the Company. Awards granted under the 1996 Plan will only be granted during a 10-year period beginning on the effective date of the 1996 Plan. However, unless otherwise expressly provided in the 1996 Plan or an applicable award agreement, any award granted may extend beyond the end of such 10-year period.

  Types of Awards; Plan Administration--The 1996 Plan will permit the granting of (a) stock options, including "incentive stock options" ("Incentive Stock Options") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not meet such requirements ("Nonqualified Stock Options"), (b) stock appreciation rights ("SARs"), (c) restricted stock and restricted stock units, (d) performance awards and (e) other awards valued in whole or in part by reference to or otherwise based upon the Company's stock ("other stock-based awards"). The 1996 Plan will be administered by a committee of the Board of Directors consisting exclusively of three or more Non-Employee Directors (the "Committee"), with the exception of the provision for automatic grants of stock options to Non-Employee Directors, which will be administered by the Board of Directors. The Committee will have the authority to establish rules for the administration of the 1996 Plan, to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards, and to set the terms and conditions of such awards. The Committee may also determine whether the payment of any amounts received under any award shall or may be deferred. Determinations and interpretations with respect to the 1996 Plan will be at the sole discretion of the Committee, whose determinations and interpretations will be binding on all interested parties. The Committee may delegate to one or more officers the right to grant awards with respect to individuals who are not subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

  Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee shall determine. The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award shall not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option, SAR or award. Options shall be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by tendering shares of Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. Determinations of fair market value under the 1996 Plan shall be made in accordance with methods and procedures established by the Committee. For purposes of the 1996 Plan, the fair market value of shares of Common Stock on a given date shall be the closing price of the shares as reported on the New York Stock Exchange on such date, if the shares are then listed on the New York Stock Exchange.

  The 1996 Plan will provide that the Committee may grant reload options, separately or together with another option, and may establish the terms and conditions of such reload options. Pursuant to a reload option, the optionee would be granted a new option to purchase the number of shares not exceeding the sum of (i) the number of shares of Common Stock tendered as payment upon the exercise of the option to which such reload option relates, and (ii) the number of shares of the Company's Common Stock tendered as payment of the amount to be withheld under income tax laws in connection with the exercise of the option to which such reload option relates. Reload options may be granted with respect to options granted under any stock option plan of the Company.

  The holder of an SAR will be entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

  The holder of restricted stock may have all of the rights of a stockholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the Committee have lapsed. Holders of restricted stock units shall have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of such shares) at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units are forfeited, unless the Committee determines otherwise.

  Performance awards will provide the holder thereof the right to receive payments, in whole or in part, upon the achievement of such goals during such performance periods as the Committee shall establish. A performance award granted under the 1996 Plan may be denominated or payable in cash, shares of Common Stock or restricted stock.

  The Committee is also authorized to establish the terms and conditions of other stock-based awards.

  Non-Employee Director Participation--Under the 1996 Plan, Non-Employee Directors will receive (or have received pursuant to the terms of the 1991
Plan) Nonqualified Stock Options to purchase 2,500 shares of the Company's Common Stock upon first being elected to the Board of Directors and during the term of the 1996 Plan will be granted, as of the date of each annual meeting of stockholders commencing with the 1996 annual meeting of stockholders, if such Director's term of office continues after such date, an option to purchase 1,500 shares of Common Stock. Such options will be exercisable in full as of the date of grant, will expire on the tenth anniversary of the date of grant and will have an exercise price equal to the fair market value of the Common Stock as of the date of grant. Additionally, the 1996 Plan will provide for the grant of reload options to Non-Employee Directors, pursuant to which such Directors would receive an option to purchase that number of shares of Common Stock equal to the number of shares of Common Stock tendered as payment upon the exercise of the option to which such reload option relates.

  Miscellaneous--No award granted under the 1996 Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will, by designation of a beneficiary, or by laws of descent and distribution. Each award shall be exercisable, during such individual's lifetime, only by such individual, or, if permissible under applicable law, by such individual's guardian or legal representative.

  If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the shares of Common Stock would be reasonably likely to result in the diminution or enlargement of the benefits or potential benefits intended to be made available under the 1996 Plan or under an award, the Committee (or, in the case of options granted to Non-Employee Directors, the Board of Directors) shall, in such manner as it deems equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (a) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards,
(b) the number and type of shares (or other securities or property) subject to outstanding awards, and (c) the purchase or exercise price with respect to any award. The Committee (or, in the case of options granted to Non-Employee Directors, the Board of Directors) may correct any defect, supply any omission, or reconcile any inconsistency in the 1996 Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the 1996 Plan into effect.

  The Board of Directors may amend, alter or discontinue the 1996 Plan at any time, provided that stockholder approval must be obtained for any change that
(i) absent such stockholder approval, would cause Rule 16b-3 as promulgated by the Securities and Exchange Commission under the 1934 Act, to become unavailable with respect to the 1996 Plan; (ii) requires the approval of the Company's stockholders under any rules or regulations of the National Association of Securities Dealers, Inc., the New York Stock Exchange, or any other securities exchange applicable to the Company; or (iii) requires the approval of the Company's stockholders under the Code in order to permit Incentive Stock Options to be granted under the 1996 Plan. Certain provisions relating to the automatic grant of stock options to Non-Employee Directors may not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act or the rules and regulations thereunder.

  The closing price per share of the Company's Common Stock on March 1, 1996, as reported by the New York Stock Exchange, was $58.625.

  Tax Consequences--The following is a summary of the principal federal income tax consequences generally applicable to awards under the 1996 Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option or SAR. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

  With respect to other awards granted under the 1996 Plan that are payable in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Company will be entitled at that time to a tax deduction for the same amount.

  Special rules may apply in the case of individuals subject to Section 16(b) of the 1934 Act. In particular, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of the Company's tax deduction, are determined as of the end of such period.

  Under the 1996 Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the award of shares previously owned by the optionee) to the Company to satisfy federal and state withholding tax obligations.

  Amendments to 1991 Plan and 1994 Plan--The 1996 Plan integrates the 1991 Plan and the 1994 Plan, which have been previously approved by the Company's stockholders, together with the terms of the 1996 Plan, into one document and thereby eliminates redundant provisions appearing in the plans and eases administration of the plans. The 1996 Plan does not affect provisions relating to outstanding awards under the 1991 Plan and the 1994 Plan. Subject to stockholder approval, the 1996 Plan, as approved by the Board of Directors, would amend the 1991 Plan and the 1994 Plan in the following material ways, as more fully described above. The 1996 Plan would (i) authorize the issuance of 7,000,000 additional shares of the Company's Common Stock; (ii) provide that shares used as full or partial payment of the purchase price relating to an award or in accordance with provisions relating to tax withholding under the 1996 Plan would again be available for the granting of awards under the 1996 Plan (the 1991 Plan and the 1994 Plan currently do not permit such shares to be used for grants of awards to officers or Directors of the Company for purposes of Section 16 of the 1934 Act); (iii) limit the grant of any award or awards the value of which awards are based solely on an increase in the value of the Common Stock after the date of grant to 1,000,000 shares, in the aggregate, in any calendar year (as compared to 500,000 shares over a three-year period under the 1991 Plan and the 1994 Plan); and (iv) extend the date through which awards could be granted under the 1996 Plan to April 2006 (as compared to April 2001 in the case of the 1991 Plan and April 2004 in the case of the 1994 Plan).

  The affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the meeting and entitled to vote is necessary for approval of the 1996 Plan (including the amendment and restatement of the 1991 Plan and the 1994 Plan). Proxies will be voted in favor of such proposal unless otherwise specified. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 1996 PLAN (INCLUDING THE AMENDMENT AND RESTATEMENT OF THE 1991 PLAN AND THE 1994 PLAN).

   III. PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED EMPLOYEE STOCK
                                 PURCHASE PLAN

  In February 1996, the Board of Directors approved an amendment to the Company's Amended and Restated Employee Stock Purchase Plan (the "Plan"), subject to stockholder approval. The amendment provides for the issuance of an additional 1,500,000 shares of Common Stock pursuant to the terms of the Plan. The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which will be available at the meeting and may be obtained upon written request made to the Secretary of the Company.

SUMMARY OF THE PLAN

  The Plan was initially approved by the stockholders in 1989 and was amended in 1991 with stockholder approval to provide that a total of 3,100,000 shares (subject to proportional adjustments to reflect certain subsequent stock changes, such as stock dividends, consolidations or other capital adjustments or stock splits) of the Company's Common Stock may be sold thereunder. The Plan permits the grant of rights to purchase shares until May 1, 2001. The shares to be issued and sold under the Plan may be treasury shares or authorized but unissued shares, or the Company may purchase shares in the market for sale under the Plan. As of March 1, 1996, 2,629,536 shares of Common Stock had been issued pursuant to the Plan, leaving a balance of 470,464 authorized but unissued shares which may be sold under the Plan. The increase in the number of shares reserved under the Plan will allow the Company to continue to offer the Plan to its employees and Non-Employee Directors. Non-Employee Directors became eligible to participate in the Plan pursuant to an amendment to the Plan approved by the stockholders in 1991. The Plan is intended to provide employees and Non-Employee Directors with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of the Company's Common Stock and, thus, to develop a stronger interest in the continued success of the Company. Without an increase in the number of shares reserved under the Plan, the Company would be unable to continue to offer employees and Non-Employee Directors the opportunity to purchase Common Stock under the Plan.

  Eligibility--All full-time employees (as defined in the Plan) of the Company who have been employed by the Company for at least one year and who own less than 5% of the Company's Common Stock are eligible to participate in the Plan. Employees of parent or subsidiary corporations of the Company may also participate in the Plan if the Committee described below which administers the Plan has designated the parent or subsidiary as a participating affiliate. The Company estimates that approximately 13,000 persons will be eligible to participate in the Plan during 1996. Additionally, each Non-Employee Director is eligible to make a single election to participate in the Plan with respect to all or a designated portion of his or her fees earned as a Director, which election is irrevocable for as long as such person is a Non-Employee Director.

  Right to Purchase Shares--Participants are granted the right to purchase up to 5,000 shares of the Company's Common Stock on the last business day of a period of at least six months in duration as may be designated by the Committee (a "Purchase Period"), provided that no participant may purchase shares having a fair market value greater than $25,000 during any calendar year. Non-Employee Directors, following an election to participate, have the right to purchase that number of shares of the Company's Common Stock that may be purchased with the designated portion of his or her Director fees on the last business day of a Purchase Period, without the limitations placed on other participants.

  The Plan provides for early termination of a Purchase Period upon the occurrence of certain defined acceleration events. The defined events include the earlier of stockholder approval or approval by the Company's Board of Directors of (a) any consolidation or merger in which the Company is not the continuing or surviving corporation or pursuant to which the Company's Common Stock would be converted into cash, securities or other property (with certain exceptions), (b) any sale, lease, exchange or other transfer of all or substantially all of the Company's assets, or (c) any plan of liquidation or dissolution.

  Purchase Price--The purchase price for any Purchase Period is that price as announced by the Committee prior to the first business day of that Purchase Period, which price may, in the discretion of the Committee, be a price which is not fixed or determinable as of the first business day of the Purchase Period. In no event shall the purchase price in any Purchase Period be less than the lower of (a) 85% of the fair market value of the Company's Common Stock on the first day of the Purchase Period or (b) 85% of the fair market value of the Company's Common Stock on the last day of the Purchase Period. The Committee determines the fair market value of the Company's Common Stock as of a given date but such value must not be less than the last sale price of such stock as reported by the New York Stock Exchange. The purchase price for Non-Employee Directors is set at the lower of (a) 85% of the fair market value of the Company's Common Stock on the first day of the Purchase Period or (b) 85% of the fair market value of the Company's Common Stock on the last day of the Purchase Period. On March 1, 1996, the closing price of the Company's Common Stock as reported by the New York Stock Exchange was $58.625.

  Purchase by Payroll Deductions--The purchase of shares under the Plan is funded through voluntary payroll deductions, with each participant electing to deduct any whole dollar amount or whole percentage of current compensation for each pay period, subject to such limitations as the Committee in its sole discretion may impose. No interest will be paid upon payroll deductions. With respect to Non-Employee Directors, the purchase of shares under the Plan is funded from Director compensation, and no interest is paid upon deductions from Director compensation.

  Participants, other than Non-Employee Directors, may terminate their payroll deductions at any time, but may reenter the Plan only at the beginning of a Purchase Period. The rights of participants under the Plan are not transferable.

  Plan Administration--The Plan provides that it shall be administered by a Committee consisting of three or more persons appointed by the Board of Directors. The Plan is currently administered by the Compensation and Human Resources Committee of the Board of Directors. The Plan provides that the Board of Directors may terminate or amend the Plan at any time, but may not, without stockholder approval, (a) increase the number of shares available for purchase, (b) permit the issuance of stock before payment thereof in full, or (c) reduce the price per share at which the stock may be purchased.

  Tax Consequences (Employees)--The Plan is structured so as to qualify as an employee stock purchase plan under the Code with respect to participants other than Non-Employee Directors. Purchases of shares of the Company's Common Stock under the Plan are not taxable to the participant at the time of purchase, nor is the Company entitled to a tax deduction at that time as a result thereof. When a participant sells shares purchased under the Plan more than two years after the first day of the Purchase Period and more than one year after the last day of the Purchase Period, (a) the lesser of (i) the excess of the fair market value of the shares on the date of sale over the purchase price of the shares, or (ii) the excess of the fair market value of the shares on the first day of the Purchase Period over the purchase price of the shares as of that date, is taxed as ordinary income; and (b) the balance of the proceeds of the sale is treated as long-term capital gain. When a participant sells shares purchased under the Plan less than two years after the first day of the Purchase Period or less than one year after the last day of the Purchase Period, (a) the excess of the fair market value on the date of purchase over the amount of the purchase price of the shares is taxed as ordinary income;
(b) the Company is allowed a tax deduction in the amount of the ordinary income realized (subject to the usual rules on ordinary and reasonable compensation deductions); and (c) the participant realizes long-term or short-term capital gain with respect to the balance of any sale proceeds in excess of the fair market value on the date of purchase. Special rules may apply with respect to purchases in a Purchase Period terminated early upon the occurrence of an acceleration event.

  Tax Consequences (Non-Employee Directors)--Participants who are Non-Employee Directors will recognize ordinary income equal to the fair market value of the shares of the Company's Common Stock received pursuant to the Plan. In the event that the receipt of the Company's Common Stock is not exempt from
Section 16(b) of the 1934 Act, Non-Employee Directors will not recognize ordinary income at the end of a Purchase Period. Such a participant will, however, recognize ordinary income six months after receipt of any shares of the Company's Common Stock. The ordinary income recognized will be the fair market value of the shares at that later date. Such a participant, however, may make an election under Section 83(b) of the Code to be taxed at the time the shares of Common Stock are first received pursuant to the Plan on the basis of the fair market value of such shares as of that date rather than on the basis of the fair market value at a date six months later. Such an election must be made in the manner specified by Section 83(b) of the Code within thirty days after the end of a Purchase Period.

  Non-Employee Directors will have a basis in any shares received equal to the fair market value thereof at the time the participant recognizes ordinary income as a result of participation in the Plan, and any additional gain recognized on a subsequent sale or exchange of the shares will be a long-term or short-term capital gain depending upon the holding period. The holding period for such shares acquired as a result of participation in the Plan by Non-Employee Directors shall begin upon transfer of the shares at the end of a Purchase Period (or in the case of such a Non-Employee Director who does not make a

Section 83(b) election, the date six months later when ordinary income is recognized). Subject to the general rules concerning deductibility of compensation for Non-Employee Directors, the Company will be allowed an income tax deduction in the amount that, and for its taxable year in which, such a participant recognizes ordinary income as a result of participation in the Plan.

  The affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the meeting and entitled to vote is necessary for approval of the amendment to the Plan. Proxies will be voted in favor of such proposal unless otherwise specified. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE PLAN.

                           IV. SELECTION OF AUDITORS

  The Board of Directors of the Company has selected the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1996. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the meeting. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from stockholders. If the appointment of Ernst & Young LLP is not ratified by the stockholders, the Board of Directors is not obligated to appoint other auditors, but will give consideration to such unfavorable vote.

  The Audit Committee of the Board of Directors has recommended to the full Board the appointment of Ernst & Young LLP, after carefully considering the qualifications of such firm. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of auditing and accounting. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

  Proxies will be voted in favor of ratifying this selection unless otherwise specified. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth as of February 26, 1996 the beneficial ownership (as defined in the rules of the Securities and Exchange Commission) of the Company's Common Stock by Directors, the executive officers named in the Summary Compensation Table below and by all Directors and executive officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

                                           Shares
                                        Beneficially
                                        Owned(1)(2)
                                        ------------
         Arthur D. Collins, Jr. ......       2,500
         Peter H. Coors...............       2,601
         John F. Grundhofer...........     662,038(3)(4)
         Roger L. Hale................      17,000
         Delbert W. Johnson...........       6,858
         Norman M. Jones..............     278,816(5)
         John H. Kareken..............       5,114
         Richard L. Knowlton..........      12,089
         Jerry W. Levin...............       3,500
         Kenneth A. Macke.............      19,205(6)
         Marilyn Carlson Nelson.......      35,923(7)
         Edward J. Phillips...........       6,744
         James J. Renier..............      16,879
         S. Walter Richey.............      15,697(8)
         Richard L. Robinson..........      12,348(9)
         Richard L. Schall............      26,851(10)
         Lyle E. Schroeder............      11,039
         Richard A. Zona..............     271,892(3)
         Philip G. Heasley............     215,735(3)
         William F. Farley............     216,273(3)(11)
         Daniel C. Rohr...............     171,967(3)
         All Directors and Executive
          Officers as a Group (29 per-
          sons).......................   2,475,333(12)

--------
 (1) No Director or named executive officer beneficially owns more than 1% of the outstanding Common Stock of the Company and all Directors and executive officers as a group beneficially own 1.7% of the outstanding Common Stock.

 (2) Includes the following shares subject to options exercisable within 60 days: Mr. Collins, 2,500 shares; Mr. Coors, 2,500 shares; Mr. Grundhofer, 427,636 shares; Mr. Hale, 5,000 shares; Mr. Johnson, 5,000 shares; Mr. Jones, 4,000 shares; Dr. Kareken, 5,000 shares; Mr. Knowlton, 5,000 shares; Mr. Levin, 2,500 shares;Mr. Macke, 5,000 shares; Mrs. Nelson, 5,000 shares; Mr. Phillips, 5,000 shares; Dr. Renier, 5,000 shares; Mr. Richey, 5,000 shares; Mr. Robinson, 5,000 shares; Mr. Schall, 5,000 shares; Mr. Schroeder, 2,500 shares; Mr. Zona, 142,707 shares;
     Mr. Heasley, 79,659 shares; Mr. Farley, 113,952 shares; and Mr. Rohr, 71,288 shares.

    Does not include the following shares subject to options which may become exercisable on or after April 15, 1996 if it is determined that the Company has met certain performance criteria with respect to the fiscal year ended December 31, 1995: Mr. Grundhofer, 116,224 shares; Mr. Zona, 58,346 shares; Mr. Heasley, 43,343 shares; Mr. Farley, 43,343 shares;
    Mr. Rohr, 36,674 shares; and all Directors and executive officers as a group, 384,148 shares.

 (3) Includes the following shares held in the CAP: Mr. Grundhofer, 1,670 shares; Mr. Zona, 219 shares; Mr. Heasley, 3,234 shares; Mr. Farley, 1,311 shares; and Mr. Rohr, 2,000 shares. Ownership information with respect to shares held in the CAP is provided as of December 31, 1995, the most recent date for which information is available. Voting of shares held in the CAP is passed through to the participating employees; however, if a proxy is not received with respect to such shares, such shares will be voted by the trustee in accordance with the terms of the CAP. See "Voting, Execution and Revocation of Proxies" above.

 (4) Includes 130,359 shares held in a family trust of which Mr. Grundhofer is the trustee and 6,153 shares held in a foundation created by Mr. Grundhofer.

 (5) Includes 23,497 shares held by Mr. Jones' wife and 2,992 shares held by Mr. Jones' grandchildren.

 (6) Includes 500 shares held in trust for the benefit of Mr. Macke's children.

 (7) Includes 29,979 shares held by two trusts of which Mrs. Nelson and members of her family are beneficiaries.

 (8) Includes 100 shares held by Mr. Richey's wife through her Individual Retirement Account.

 (9) Includes 129 shares held by a partnership of which Mr. Robinson is a general partner, as to which Mr. Robinson shares voting and investment power.

(10) Includes 12,000 shares held in a family trust of which Mr. Schall is a trustee.

(11) Mr. Farley has resigned as an employee of the Company effective as of April 30, 1996. See "Severance Agreements and Plans" below.

(12) Includes (i) 24,258 shares held in the CAP for the accounts of certain executive officers as of December 31, 1995; and (ii) 1,199,895 shares subject to options exercisable within 60 days. Does not include 384,148 shares subject to options which may become exercisable on or after April 15, 1996 if it is determined that the Company has met certain performance criteria with respect to the fiscal year ended December 31, 1995.

                            SECTION 16(A) REPORTING

  Section 16(a) of the 1934 Act requires the Company's Directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and greater-than-10%-beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to the Company's Directors, executive officers and greater-than-10%-beneficial owners were complied with except as follows: (i) Norman M. Jones, a Director of the Company, sold shares of the Company's Common Stock in one transaction in May 1995, which sale should have been timely reported on a Form 4; (ii) Lyle E. Schroeder, a Director of the Company, sold shares of the Company's Common Stock in one transaction in September 1995, which sale should have been timely reported on a Form 4; and (iii) Michael J. O'Rourke, a former executive officer of the Company, sold shares of the Company's Common Stock in six transactions in October 1995, which sales should have been timely reported on a Form 4. These transactions were reported on Form 5s filed by Mr. Jones, Mr. Schroeder and Mr. O'Rourke, respectively, for the year ended December 31, 1995. Although
Section 16(a) reporting is ultimately the responsibility of the persons subject to the filing requirements, all of the foregoing untimely filings resulted directly from the Company's failure to properly advise such persons of their filing obligations.

                            EXECUTIVE COMPENSATION

           Report of the Compensation and Human Resources Committee
                           on Executive Compensation

TO OUR STOCKHOLDERS:

  First Bank System, Inc.'s executive compensation philosophy emphasizes the Company's commitment to long-term growth in stockholder value. In general:

  . TARGETED TOTAL COMPENSATION will be approximately 20 percent above the 50th percentile of a group of comparable banking companies. The premium in targeted pay over the 50th percentile will be primarily in the form of stock options.

  . BASE SALARIES will be targeted approximately 20 percent below the 50th percentile of the comparator group to minimize fixed expense and emphasize the relationship of pay to performance.

  . ANNUAL INCENTIVES will be targeted above the 50th percentile of the comparator group such that the total of targeted base salary plus targeted annual incentive will be equal to the 50th percentile.

  . LONG-TERM AWARDS will be targeted above the 50th percentile of the comparator group and will be primarily in the form of stock options and, to a lesser extent, restricted stock.

Actual pay will be influenced by both competitive practice and the Compensation and Human Resources Committee's assessment of performance against several criteria, including measures of profitability, growth consistent with long-range strategy, risk management, the development and involvement of people, a continuing commitment to cultural diversity, and succession planning. No formal weightings have been assigned to these factors.

ROLE OF THE COMMITTEE

  The Compensation and Human Resources Committee of the Board of Directors (the "Committee") seeks to maintain executive compensation policies which are consistent with the Company's strategic business objectives and values. In pursuing this goal, the Committee is guided by the following objectives:

  . A significant portion of senior executives' compensation shall be comprised of long-term, at-risk pay to focus management on the long-term interests of stockholders.

  . Executives' total compensation programs should emphasize pay that is dependent upon meeting performance goals to strengthen the relationship between pay and performance.

  . Components of pay which are at risk should contain equity-based pay opportunities to align executives' interests with those of stockholders.

  . Executive compensation should be competitive to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the success of the Company depends.

  The Committee is comprised of six Non-Employee Directors. The Committee approves the design of executive compensation programs and assesses their effectiveness in supporting the Company's compensation objectives. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters.

  The Company obtains competitive market data from an independent compensation consultant comparing the Company's compensation practices to those of a group of comparator companies. The Committee reviews and approves the selection of companies used for compensation comparison purposes. This comparator group is comprised of companies in the banking industry which are comparable in size to the Company, based on assets, net income, and total market value. While the comparator group is not comprised of the same companies contained in the peer group index under "Comparative Stock Performance" below, all of the comparator companies are included in such peer group index. The Committee believes that the companies used for compensation comparisons are a representative cross section of the companies included in the peer group index.

ELEMENTS OF THE COMPENSATION PROGRAM

  The key elements of the Company's executive compensation program are base salary, annual incentives, and long-term incentives. In determining each component of compensation, the Committee considers an executive's total compensation package. Consistent with the Company's policy of aligning pay with performance, a greater portion of total targeted compensation is placed at risk than the total targeted compensation placed at risk by companies in the comparator group. In determining the total compensation package for executives, the Committee has considered the performance of the Company's Common Stock. In this regard, the Committee considers the performance of the Company's Common Stock to be a favorable factor; however, no formal weighting has been assigned to this factor. "Comparative Stock Performance" below includes the type of information considered by the Committee in this regard.

 Policy With Respect to Section 162(m)

  Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless the compensation is performance-based. The Committee has carefully considered the potential impact of this tax code provision on the Company and has concluded that it is in the Company's and stockholders' best interest to qualify certain of the Company's stock-based, long-term incentives as performance-based compensation within the meaning of the Code and thereby preserve the full deductibility of such long-term incentive payments. To this end, the Company in 1994 requested and received stockholder approval of modifications to the 1991 Plan and has included appropriate provisions in the 1996 Plan. The Company in 1995 also requested and received stockholder approval of the Executive Incentive Plan in order to qualify payments under the terms thereof as performance-based compensation within the meaning of the Code, and the Company believes that payments made under that plan will so qualify.

 Base Salaries

  Each executive's base salary is initially determined according to competitive pay practices, his or her level of responsibility, prior experience, and breadth of knowledge, as well as internal equity issues. The Committee uses its discretion rather than a formal weighting system to evaluate these factors and to determine individual base salary levels. Thereafter, base salaries are reviewed on an annual basis, and increases are made based on the Committee's subjective assessment of each executive's performance, as well as the factors described above. In 1995, base salaries were below the 50th percentile market level of the comparator group. This is consistent with the Company's strategic objectives.

  Each year, Mr. Grundhofer prepares a written self-appraisal of his performance which is presented to the Board of Directors. Each Director is invited to comment on Mr. Grundhofer's report and the Committee chairperson prepares a formal response which serves as Mr. Grundhofer's appraisal. The Committee recommends to the full Board Mr. Grundhofer's salary for the coming year, and his base salary is adjusted accordingly. In determining Mr. Grundhofer's base salary adjustment for 1995, the Committee considered Mr. Grundhofer's execution of his overall responsibility for the Company's financial performance, long-range strategy, capital allocation, and management selection, retention, and succession. However, formal weightings have not been assigned to these factors.

  Pursuant to an employment agreement between Mr. Grundhofer and the Company, Mr. Grundhofer has received the annual base salary reported in the Summary Compensation Table since December 1, 1994 (see "Employment Contract" below). Mr. Grundhofer's performance and market practices support a higher base salary. However, consistent with the Company's philosophy, Mr. Grundhofer's base salary has been held at this level in order to position his base salary below the 50th percentile.

 Annual Incentives

  The Company provides annual incentives to executives under the Executive Incentive Plan. Annual incentives are intended to promote the Company's pay-for-performance philosophy by providing executives with annual cash bonus opportunities for achieving corporate, business unit, and individual performance goals. No formal weightings are assigned to these levels of performance.

  Eligible executives are assigned target and maximum bonus levels, determined as a percentage of base salary. The Committee sets the target bonus awards at a level which, together with the amount of targeted base pay, provides total direct compensation which is approximately equal to the 50th percentile level among the Company's compensation comparator companies for total direct compensation. The Committee considers the targets it establishes to be achievable, but to require above-average performance from each of the executives. Actual awards, if any, are determined by the Committee based on its subjective assessment of each executive's business unit and individual performance. The assessment focuses on achievement of profitability, growth, risk management, and general management objectives; however, formal weightings have not been assigned to these factors.

  In 1995, the Company's targeted bonus level was above the 50th percentile target level of the comparator group of companies, and overall total targeted base pay plus bonus was equal to the 50th percentile. The Company's performance in 1995 exceeded the target level of performance. Specifically, with respect to profitability factors, the Company outperformed its goals for return on assets, net income, net charge-offs, noninterest expense, and efficiency ratio. In addition, in measuring the Company's performance relating to growth goals, the Committee noted the Company's successful integration of acquired financial institutions, the continued successful introduction of new technology throughout the Company, the effective conversion of acquired banks' services, the internal growth of key businesses, the development of people, and strategic leadership. In analyzing the Company's risk management, the Committee observed that the Company outperformed its goals with respect to classified and nonperforming assets. As a result, actual bonus awards exceeded the target level.

  Mr. Grundhofer's targeted annual bonus is consistent with the Company's policy of setting a targeted annual bonus sufficient to provide total direct compensation which is approximately equal to the 50th percentile level of the comparator group. Because the Company exceeded its target performance for 1995 based on the factors described in the preceding paragraph, Mr. Grundhofer's actual bonus, as reported in the Summary Compensation Table, was significantly above target, consistent with the goals of the Executive Incentive Plan.

 Long-Term Incentives

  The Committee has conducted a comprehensive review of the Company's total compensation program to ensure it supports the Company's overall objectives and stockholders' interests in the most effective manner. Based on this review, the Committee concluded that long-term incentive compensation opportunities should be dependent on stock-based measures to strengthen the alignment between management's interests and those of the Company's stockholders. Furthermore, in keeping with the policy of placing a significant portion of executives' total pay at risk, the Committee sets targeted long-term incentive compensation above the 50th percentile levels among the Company's compensation comparator companies. During 1995, the Company granted reload stock options to most executives, including all of the five named executive officers. The following describes the Company's practices relative to each vehicle.

  Stock Options. Stock options, including reload stock options, are the Company's primary long-term incentive vehicle. Under the 1991 Plan, options are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Thus, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company.

  To emphasize the Company's pay-at-risk philosophy, as well as to further enhance the alignment of management's interests with those of stockholders, stock option awards for 1994, 1995, and 1996 were made in January 1994. In determining the actual size of stock option awards, the Committee considers the value of the stock on the date of grant, competitive practice, the amount of options previously granted, individual contributions, and business unit performance. However, formal weightings have not been assigned to these factors.

  Mr. Grundhofer in 1995 received reload stock options as set forth in the Summary Compensation Table. All of the options granted to Mr. Grundhofer have an exercise price equal to the fair market value on the date of grant. The number of reload stock options granted to Mr. Grundhofer was equal to the number of shares of the Company's Common Stock he tendered to the Company in payment of the exercise price of options exercised during 1995, plus the number of shares withheld by the Company in payment of the taxes arising from the exercises.

  Restricted Stock. The 1991 Plan also provides for the grant of restricted stock to executives. However, as discussed previously, the Company's primary form of long-term incentive is stock options. No grants of restricted stock were made to the five named executive officers during 1995.

CONCLUSION

  The Committee believes the Company's executive compensation policies and programs effectively serve the interests of stockholders and the Company. The Company's various pay vehicles are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success and to enhance the Company's value for the stockholders' benefit.

                                            Kenneth A. Macke (Chairperson)
                                            Jerry W. Levin
                                            Marilyn Carlson Nelson
                                            James J. Renier
                                            S. Walter Richey
                                            Richard L. Robinson

EMPLOYMENT CONTRACT

  Effective January 30, 1995, the Company and Mr. Grundhofer entered into an Employment Agreement (the "Employment Agreement") with a three-year term that, subject to notice of termination, automatically extends by one year on each anniversary of the agreement. Under the Employment Agreement, Mr. Grundhofer is entitled to receive an annual salary of not less than $620,000 and is entitled to participate in the Company's executive bonus program. Mr. Grundhofer is entitled to participate in various benefit programs covering, and to receive various personal benefits offered to, corporate executives of the Company. The Company has agreed to provide Mr. Grundhofer with a $1 million life insurance policy during the term of the Employment Agreement.

  Under the Employment Agreement, Mr. Grundhofer is entitled to receive from the Company the remainder of the payments intended to compensate him for payments and other benefits which he would have been eligible to receive had he continued to be employed by Wells Fargo & Company, his previous employer. Pursuant to the Employment Agreement and a separate agreement relating to certain of such payments, such payments may be paid on a deferred basis over a 10-year period beginning in 2003 (with certain exceptions).

  Mr. Grundhofer's Employment Agreement also provides severance benefits in the event of termination of employment under certain circumstances. In the event of termination of employment without "cause" or by Mr. Grundhofer with "good reason" (as such terms are defined in the Employment Agreement), in addition to compensation and benefits already earned, he will be entitled to receive: (a) a lump sum payment equal to three-times annual salary plus target bonus potential, (b) continuation of his participation in Company benefit and retirement plans and continuation of the $1 million life insurance policy for a three-year period, (c) continuation of personal benefits for a three-year period, (d) immediate exercisability of all options and vesting of restricted stock that would have become exercisable or vested during the remaining term of the Employment Agreement if no such termination had occurred, (e) credit for three additional years of service under the Company's Supplemental Executive Retirement Plan, and (f) payment for individual outplacement counseling services up to a maximum of $60,000. In the event the Company terminates Mr. Grundhofer's employment with "cause," or he terminates employment without "good reason," Mr. Grundhofer would forfeit all compensation and benefits following such termination. In the event of termination of employment without "cause" or by Mr. Grundhofer with "good reason" within 24 months following a change in control (as such term is defined in the Employment Agreement), the following additional provisions will apply: (g) the bonus used to calculate the lump sum payment under (a) above will be the greatest of Mr. Grundhofer's (i) target bonus potential available on the date of termination, (ii) bonus earned in the last fiscal year prior to the date of termination, or (iii) average bonus earned in the last three fiscal years prior to the date of termination; (h) credit shall be given for five (instead of three) additional years of service under (e) above; and (i) the Company will pay Mr. Grundhofer the full amount of any long-term cash incentive award for any plan periods then in progress to the extent not provided for in any Company long-term cash incentive plan or plans.

  Mr. Grundhofer's Employment Agreement provides that the payments and benefits which he is entitled to receive in the event of termination of his employment will be reduced by certain amounts which he earns from other employment or services during the three-year period following his termination of employment with the Company. The Company has agreed to compensate Mr. Grundhofer for certain taxes and penalties which may be imposed as a result of payments and benefits which he receives in the event of termination of his employment after a change in control.

SEVERANCE AGREEMENTS AND PLANS

  The Company has entered into individual change in control severance agreements with certain executive officers, including each of the executive officers (other than Mr. Grundhofer) who are named in the Summary Compensation Table below, providing for severance payments upon certain terminations of employment during the two-year period following a change in control. Termination of employment must be by the Company other than for "cause" or by the individual for "good reason," as such terms are defined in the agreements. The agreements provide for a lump sum payment equal to three times the terminated individual's annual salary plus target bonus potential, continuation of benefits for up to three years, credit for three additional years of service under the Company's retirement plans and five additional years of service under the Company's Supplemental Executive Retirement Plan, the payment of long-term cash incentive awards and individual outplacement services. The Company has agreed to compensate such officers for certain taxes and penalties resulting from payments and benefits under the severance pay agreement and other arrangements. Mr. Grundhofer's Employment Agreement, as described above, sets forth the terms of payments and benefits in the event of termination of Mr. Grundhofer's employment following a change in control. The Company also maintains change in control severance plans covering a broad range of salaried employees and providing for different levels of payments based on job classification. In addition, the vesting of outstanding stock options accelerates and restrictions on restricted stock lapse upon a change in control of the Company.

  Mr. Farley has resigned as an employee of the Company effective as of April 30, 1996. Pursuant to an agreement between the Company and Mr. Farley, he will receive $513,000, representing one year's base salary and bonus compensation, and $217,000 in lieu of continued welfare and retirement benefits and other perquisites. Under the terms of an agreement reached with Mr. Farley in which he has agreed to certain restrictions on his ability to compete with the Company for one year, and under which he has released the Company from all claims, he will receive an additional payment of $946,446 over a period of twelve months.

SUMMARY COMPENSATION TABLE

  The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other highest paid executive officers of the Company whose salary and bonus earned in 1995 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                    Long-Term Compensation
                                                                    -----------------------
                                     Annual Compensation                    Awards
                               --------------------------------     -----------------------
                                                      Other         Restricted  Securities      All
        Name and                                      Annual          Stock     Underlying     Other
   Principal Position     Year  Salary    Bonus    Compensation     Awards(1)  Options/SARs Compensation
------------------------  ---- -------- ---------- ------------     ---------- ------------ ------------
John F. Grundhofer        1995 $620,000 $1,085,000   $124,342(2)    $        0   247,991      $ 49,189(3)
 Chairman, President and  1994  601,667  1,085,000     97,110(2)     1,799,985   457,968        53,290
 Chief Executive Officer  1993  587,500    630,000     97,089(2)       401,200   127,338       363,321
Richard A. Zona(4)        1995  340,000    595,000         --(5)             0   119,766        17,261(6)
 Vice Chairman and        1994  280,416    595,000         --(5)     1,699,995   256,194        15,879
 Chief Financial Officer  1993  270,834    265,000         --(5)       234,725    22,867        14,187
Philip G. Heasley         1995  305,000    480,000         --(5)             0   139,000        14,072(6)
 Vice Chairman            1994  268,334    460,000         --(5)     1,300,002   170,170        13,056
                          1993  250,000    230,000         --(5)       120,225    26,515        11,144
William F. Farley(7)      1995  285,000    390,000         --(5)             0   111,425        14,578(6)
 Vice Chairman            1994  266,667    390,000      1,825(5)(8)    799,986   205,628        14,377
                          1993  262,500    220,000      1,731(5)(8)    120,225    28,206        12,779
Daniel C. Rohr            1995  265,000    325,000         --(5)             0   133,745        12,857(6)
 Executive Vice Presi-
dent                      1994  242,083    325,000         --(5)       200,013   146,815        12,302
                          1993  237,500    220,000         --(5)       120,225    24,780        10,597

--------
(1) The value of the restricted stock awards was determined by multiplying the market value of the Company's Common Stock on the date of grant by the number of shares awarded. Recipients receive dividends on, and have the right to vote, shares of the restricted stock. The named individuals held shares of restricted stock as of December 31, 1995 with market values as follows: Mr. Grundhofer, 95,545 shares valued at $4,741,421; Mr. Zona, 66,915 shares valued at $3,320,657; Mr. Heasley, 50,794 shares valued at $2,520,652; Mr. Farley, 35,642 shares valued at $1,768,734; and Mr. Rohr,
    17,461 shares valued at $866,502. Restricted stock grants in 1994 to the named individuals vest in January 2002 or earlier if the Company has achieved three years of targeted return on assets relative to a peer group and three years of targeted growth in earnings per share. The following number of shares were granted in 1994: Mr. Grundhofer, 54,545 shares; Mr. Zona, 51,515 shares; Mr. Heasley, 39,394 shares; Mr. Farley, 24,242 shares; and Mr. Rohr, 6,061 shares. The term of the restrictions with respect to grants in 1993 varies from three to seven years from the beginning of the performance period, based upon the Company's return on equity and total stockholder return relative to the Company's peer bank holding companies.

(2) Benefits received by Mr. Grundhofer include transportation-related expenses of $41,711 in 1995, $39,571 in 1994 and $42,216 in 1993.

(3) Includes (a) imputed income in the amount of $14,910 arising from premiums paid by the Company with respect to life insurance for the benefit of Mr. Grundhofer; (b) amounts paid pursuant to the Company's flexible compensation program (net of amounts used to purchase benefits), $9,240 of which was applied to Mr. Grundhofer's account in the CAP, and $20,539 of which was paid in cash; and
   (c) a matching contribution made by the Company to Mr. Grundhofer's CAP account in the amount of $4,500.

(4) Mr. Zona became Vice Chairman--Finance in February 1996.

(5) The Company's incremental cost with respect to personal benefits of the named individuals is not reported because the cost thereof is below the amount required to be reported pursuant to Securities and Exchange Commission rules.

(6) Includes (a) amounts paid pursuant to the Company's flexible compensation program (net of amounts used to purchase benefits), of which the following amounts were applied to the individual's account in the CAP: Mr. Zona, $9,240, Mr. Heasley, $9,240, Mr. Farley, $9,240, and Mr. Rohr, $8,357; and
    the following amounts were paid in cash: Mr. Zona, $3,521, Mr. Heasley, $332, Mr. Farley, $838; and (b) matching contributions made by the Company to each of the named individuals' CAP accounts in the amount of $4,500.

(7) Mr. Farley has resigned as an employee of the Company effective as of April 30, 1996. As a result, he will not receive restricted stock awards shown in the table.

(8) Represents interest earned on deferred compensation to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.

STOCK OPTIONS

  The following tables summarize stock option grants and exercises during 1995 to or by the Chief Executive Officer and the executive officers named in the Summary Compensation Table above, and the values of options granted during 1995 and held by such persons at the end of 1995.

               OPTION/SAR GRANTS IN YEAR ENDED DECEMBER 31, 1995

                                                                                 Potential Realizable Value at
                                                                                            Assumed
                                                                                     Annual Rates of Stock
                                                                               Price Appreciation for Option Term
                                                                              ------------------------------------
                                            Individual Grants                       5%($)             10%($)
                             ------------------------------------------------ ----------------- ------------------
                              Number of    % of Total
                              Securities  Options/SARs
                              Underlying   Granted to   Exercise
                             Options/SARs Employees In   or Base   Expiration Stock              Stock
Name and Principal Position   Granted(1)  Fiscal Year  Price($/Sh)    Date    Price    Value     Price    Value
---------------------------  ------------ ------------ ----------- ---------- ------ ---------- ------- ----------
John F. Grundhofer......        14,865                   $40.875    1/15/02   $56.82 $  237,022 $ 77.78 $  548,593
 Chairman, President and        35,127                    40.875    1/19/03    59.69    660,915   85.64  1,572,460
 Chief Executive Officer        55,363                    40.875    1/19/04    62.67  1,206,637   94.20  2,952,232
                                12,402                    51.875    2/20/01    67.35    191,921   86.38    427,931
                               130,234                    51.875    1/19/04    77.62  3,352,874  113.99  8,089,485
                               -------
                               247,991        11.9%
Richard A. Zona.........         6,106                    40.875    2/19/02    57.07     98,887   78.45    229,433
 Vice Chairman and               3,455                    40.875    2/16/03    59.92     65,800   86.29    156,909
 Chief Financial Officer        42,144                    40.875    1/19/04    62.67    918,528   94.20  2,247,329
                                 1,103                    40.625    1/19/04    62.20     23,797   93.36     58,167
                                 4,392                    51.875    4/24/00    64.67     56,196   79.81    122,691
                                 9,935                    51.875    2/19/01    67.35    153,744   86.38    342,807
                                 1,535                    51.875    9/17/01    69.25     26,671   91.20     60,364
                                49,376                    51.875    1/19/04    77.62  1,271,185  113.99  3,066,990
                                   397                    51.875    9/19/99    62.84      4,353   75.45      9,359
                                   476                    49.625    2/19/01    64.33      7,000   82.40     15,601
                                   847                    49.625    9/17/01    66.15     13,997   87.00     31,657
                               -------
                               119,766         5.7%
Philip G. Heasley.......         6,827                    39.375    2/19/01    52.36     88,649   68.70    200,202
 Vice Chairman                  12,249                    39.375    2/19/02    54.97    191,023   75.57    443,353
                                 6,594                    39.375    2/16/03    57.69    120,769   83.05    287,993
                                37,771                    39.375    1/19/04    60.34    791,869   90.66  1,937,086
                                 2,019                    40.625    4/24/00    51.82     22,603   65.36     49,940
                                 7,138                    40.625    2/19/01    53.97     95,257   70.75    215,032
                                   402                    40.625    2/16/03    59.47      7,576   85.52     18,048
                                 1,943                    51.875    4/24/00    64.64     24,802   79.73     54,122
                                 6,531                    51.875    2/19/01    67.31    100,806   86.30    224,830
                                10,749                    51.875    2/19/02    70.68    202,135   94.93    462,798
                                 5,760                    51.875    2/16/03    74.18    128,477  104.32    302,083
                                40,797                    51.875    1/19/04    77.58  1,048,687  113.88  2,529,618
                                   220                    51.875    4/22/04    78.57      5,873  116.74     14,270
                               -------
                               139,000         6.7%
William F. Farley.......            75                    40.250    4/24/00    51.42        838   64.95      1,853
 Vice Chairman                     458                    40.250    2/19/01    53.52      6,078   70.23     13,731
                                 6,090                    40.250    2/19/02    56.20     97,136   77.25    225,330
                                 3,478                    40.250    2/16/03    58.98     65,143   84.89    155,258
                                26,668                    40.250    1/19/04    61.71    572,295   92.76  1,400,337
                                   432                    40.625    2/16/03    59.47      8,141   85.52     19,395
                                10,686                    40.625    1/19/04    62.20    230,550   93.36    563,526
                                 7,500                    51.625    4/24/00    64.36     95,513   79.42    208,463
                                 7,959                    51.625    2/19/01    66.99    122,290   85.88    272,636
                                10,769                    51.625    2/19/02    70.34    201,542   94.47    461,398
                                 2,694                    51.625    2/16/03    73.82     59,793  103.82    140,613
                                29,233                    51.625    1/19/04    77.21    747,926  113.33  1,803,822
                                    67                    49.625    4/24/00    61.81        816   76.20      1,781
                                   413                    49.625    2/19/01    64.33      6,073   82.40     13,536
                                   937                    49.625    2/19/02    67.55     16,796   90.64     38,431
                                 3,966                    49.625    1/19/04    74.15     97,266  108.73    234,410
                               -------
                               111,425         5.3%

                                                                            Potential Realizable Value at
                                                                                       Assumed
                                                                                Annual Rates of Stock
                                                                          Price Appreciation for Option Term
                                                                          ----------------------------------
                                        Individual Grants                      5%($)            10%($)
                         ------------------------------------------------ --------------- ------------------
                          Number of    % of Total
                          Securities  Options/SARs
                          Underlying   Granted to   Exercise
   Name and Principal    Options/SARs Employees In   or Base   Expiration Stock            Stock
        Position          Granted(1)  Fiscal Year  Price($/Sh)    Date    Price   Value    Price    Value
   ------------------    ------------ ------------ ----------- ---------- ------ -------- ------- ----------
Daniel C. Rohr..........     6,921                   $39.875    5/20/00   $51.12 $ 77,827 $ 64.77 $  172,298
 Executive Vice             10,549                    39.875    2/19/01    53.02  138,667   69.57    313,253
 President                  11,575                    39.875    2/19/02    55.67  182,827   76.53    424,282
                             6,965                    39.875    2/16/03    58.43  129,236   84.10    308,027
                            34,605                    39.875    1/19/04    61.11  734,837   91.81  1,797,211
                             6,094                    51.625    5/20/00    64.58   78,948   79.96    172,673
                             6,009                    51.625    2/19/01    66.99   92,328   85.88    205,838
                             9,901                    51.625    2/19/02    70.34  185,297   94.47    424,208
                             6,132                    51.625    2/16/03    73.82  136,100  103.82    320,060
                            34,994                    51.625    1/19/04    77.21  895,321  113.33  2,159,305
                           -------
                           133,745        6.4%

-------
(1) Optionees may tender previously acquired shares of the Company's Common Stock in payment of the exercise price of a stock option and may tender previously acquired shares or request the Company to withhold sufficient shares to pay the taxes arising from the exercise. The Company currently grants reload stock options to purchase the number of shares thus tendered and/or withheld. The reload option will have an exercise price equal to the closing price of the Common Stock on the date of the transaction, will be exercisable six months from the date of grant and will expire on the scheduled expiration date of the exercised option. All such options become fully vested upon a change in control of the Company. All of the identified options were reload stock options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                  Number of Securities
                                                       Underlying      Value of Unexercised
                                                      Unexercised          In-the-Money
                                                      Options/SARs         Options/SARs
                           Shares                     at 12/31/95           at 12/31/95
Name and Principal        Acquired      Value        (Exercisable/         (Exercisable/
Position                 On Exercise Realized (1)    Unexercisable)     Unexercisable) (1)
------------------       ----------- ------------ -------------------- ---------------------
John F. Grundhofer         307,737    $5,514,812    264,434/279,426    $3,741,439/$2,723,842
 Chairman, President and
 Chief Executive Officer
Richard A. Zona            143,340     2,138,090     71,649/129,404        720,372/1,245,726
 Vice Chairman and
 Chief Financial Officer
Philip G. Heasley          158,373     1,696,502      9,559/113,443           86,031/947,542
 Vice Chairman
William F. Farley          136,112     1,842,390     46,314/110,981          430,024/947,542
 Vice Chairman
Daniel C. Rohr             150,901     1,500,397      4,058/103,904           39,565/814,995
 Executive Vice Presi-
  dent

-------
(1) "Value" has been determined based upon the difference between the per-share option exercise price and the market value of the Common Stock at the applicable measurement date.

PERSONAL RETIREMENT ACCOUNT

  Effective July 1, 1986, the Company adopted a career average pay defined benefit pension plan known as the "Personal Retirement Account" ("PRA"). Essentially all full-time employees of the Company and its subsidiaries are eligible to participate in PRA. As of December 31, 1995, 10,894 employees were participating in PRA. Under the terms of PRA, a separate "account" is maintained for each employee participating in the plan. Each year, contributions of from 3% to 6% of the participant's total compensation for that year plus 3% of the participant's total compensation in excess of $5,000 for that year are made to the account for the participant. The basic percentage varies depending upon the participant's number of years of service. If the participant has less than ten years of service, the percentage is 3%. If the participant has ten but less than twenty years of service, the percentage is 4%. If the participant has twenty but less than twenty-five years of service, the percentage is 5%. If the participant has twenty-five or more years of service, the percentage is 6%. Interest is credited to such accounts. In addition, the plan provides certain special additional credits for the accounts of participants who had at least five years of service as of January 1, 1986 and had a total age plus years of service equal to fifty or greater. At the time of normal or early retirement, the accumulated account of the participant is converted into one of several available forms of lifetime annuities or is distributed in a single lump sum to the participant. In the event of the death of the participant, the account balance is payable to survivors of the participant. Plan benefits become 100% vested after five years of service.

  The Company maintains an unfunded deferred compensation plan known as the Defined Benefit Excess Plan to provide retirement benefits which would have been provided under the normal formulas of the PRA but for limitations established under the Code. Such plans are recognized and authorized under provisions of the Employee Retirement Income Security Act of 1974, as amended.

  Based upon a number of assumptions, including retirement at age 65, the following estimated annual payments would be made upon retirement pursuant to PRA and the Defined Benefit Excess Plan to the following individuals: Mr. Grundhofer, $202,000; Mr. Zona, $194,000; Mr. Heasley, $291,000; and Mr. Rohr, $135,000.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  The Company's Supplemental Executive Retirement Plan ("SERP") is available to certain executives with not less than five years of service at the time of termination of employment or death. The SERP generally provides retirement benefits at age 65 equal to 55% of an executive's average base salary and annual incentive awards during his or her last three years of employment. Executives will receive credit for an additional five years of service at age 60 and may receive retirement benefits after age 60 which are equal to the actuarial equivalent present value of the retirement benefit which would be payable at age 65. Payments under the SERP are reduced by other sources of retirement income, including benefits under the PRA, the Defined Benefit Excess Plan, a portion of social security benefits and estimated benefits provided by other employers. Lesser benefits are available in the event of termination prior to age 65. The SERP provides for payment of benefits in the form of a single lump sum or annuity payments. A participant who has not yet begun to receive payments or benefits under the SERP may elect to receive a distribution of his or her entire SERP benefit if a change in control has occurred, subject to a 5% forfeiture of benefits to be received thereunder.

  Based upon a number of assumptions, including retirement at age 65, the following estimated annual payments would be made upon retirement pursuant to the SERP to the following individuals: Mr. Grundhofer, $438,000; Mr. Zona, $321,000; Mr. Heasley, $296,000; and Mr. Rohr, $227,000.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1995, the following individuals served as members of the Compensation and Human Resources Committee: Kenneth A. Macke (Chairperson), Coleman Bloomfield, Jerry W. Levin, Marilyn Carlson Nelson, James J. Renier, S. Walter Richey, and Richard L. Robinson.

  Coleman Bloomfield served as a member of the Company's Board of Directors and the Compensation and Human Resources Committee. Prior to his death in 1995, Mr. Bloomfield was an executive officer of Minnesota Mutual Life Insurance Company; Mr. Grundhofer is a member of the Board of Trustees of such company.

  During 1995, banking subsidiaries of the Company had loan transactions with members of the Compensation and Human Resources Committee and one or more of their affiliates. Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                         COMPARATIVE STOCK PERFORMANCE

  Set forth below are line graphs comparing the cumulative total stockholder return on the Company's Common Stock over a five-year and a six-year period, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return on the Standard and Poor's 500 Stock Index and the Keefe, Bruyette & Woods 50 Bank Index. The first graph provides a five-year history of stockholder return. The Company believes that the second graph, which provides a six-year history, is useful in evaluating the Company's performance during the tenure of Mr. Grundhofer and his senior management team.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG FIRST BANK SYSTEM, S&P 500 INDEX AND KBW 50 BANK INDEX


Measurement Period           FIRST BANK     S&P          KBW 50
(Fiscal Year Covered)        SYSTEM         500 INDEX    BANK INDEX
-------------------          ----------     ---------    ----------
Measurement Pt-
1990                         $100           $100         $100
1991                         $192           $130         $158
1992                         $233           $140         $202
1993                         $263           $155         $213
1994                         $294           $157         $202
1995                         $454           $215         $324

    ----- First Bank System    -- -- S&P 500    - - - - KBW 50 Bank Index


  The Keefe, Bruyette & Woods 50 Bank Index is a market-capitalization-weighted total return index of 50 bank stocks published by Keefe, Bruyette & Woods, Inc.

                COMPARISON OF SIX-YEAR CUMULATIVE TOTAL RETURN

                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG FIRST BANK SYSTEM, S&P 500 INDEX AND KBW 50 BANK INDEX


Measurement Period           FIRST BANK     S&P          KBW 50
(Fiscal Year Covered)        SYSTEM         500 INDEX    BANK INDEX
-------------------          ----------     ---------    ----------
Measurement Pt-
1989                         $100           $100         $100
1990                         $ 83           $ 97         $ 72
1991                         $159           $126         $114
1992                         $193           $136         $145
1993                         $217           $150         $153
1994                         $243           $152         $145
1995                         $375           $209         $232

    ----- First Bank System    -- -- S&P 500    - - - - KBW 50 Bank Index


  The Keefe, Bruyette & Woods 50 Bank Index is a market-capitalization-weighted total return index of 50 bank stocks published by Keefe, Bruyette & Woods, Inc.

                             CERTAIN TRANSACTIONS

  During 1995, banking subsidiaries of the Company had loan transactions with some of the Company's Directors, executive officers and one or more of their affiliates. Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

  In 1995, an affiliate of the Company paid 4900, Inc., a corporation 52% owned by Nicholas R. Petry, a former Director of the Company who retired from the Board at the 1995 annual meeting of stockholders, $118,899 for rent on premises leased by the affiliate. In addition, N.G. Petry Construction Company, of which Mr. Petry is the managing partner, leased approximately 550 square feet of office space from an affiliate of the Company at competitive rates.

  In 1995, an affiliate of the Company paid $67,000 in rent under a long-term ground lease to a partnership of which Mr. Will F. Nicholson, Jr., a former Director of the Company who retired from the Board at the 1995 annual meeting of stockholders, is a general partner and the beneficial interest of which is in his immediate family. The lease, executed in 1965, covers property used by a bank affiliated with the Company.

  During 1995 and as part of its authorized stock repurchase program, the Company purchased shares of its Common Stock held by certain Directors and executive officers of the Company and by Corporate Advisors, L.P., a 5% stockholder of the Company, as follows: (i) on April 17, 1995, the Company purchased 12,983 shares from Norman M. Jones, a Director, for an aggregate purchase price of $530,680; (ii) on June 8, 1995, the Company purchased 16,827 shares from Will F. Nicholson, Jr., a former Director, for an aggregate purchase price of $727,768; (iii) on August 8, 1995 the Company purchased 3,000 shares from Philip G. Heasley, an executive officer, for an aggregate purchase price of $131,625; (iv) on October 13 and 18, 1995, the Company purchased 9,737 and 3,274 shares, respectively, from Michael J. O'Rourke, a former executive officer, for aggregate purchase prices of $489,284 and $164,519, respectively; and (v) the Company purchased an aggregate of 3,000,000 shares from Corporate Advisors, L.P., either in its capacity as general partner of Corporate Partners, L.P., as general partner of Corporate Offshore Partners, L.P. or as investment manager for The State Board of Administration of Florida, in nine transactions in 1995 for an aggregate purchase price of $126,375,000. Shares repurchased in the foregoing transactions were purchased at fair market value based on the respective closing prices of the Common Stock on the New York Stock Exchange on the date of the applicable transaction.

LOANS TO MANAGEMENT

  In accordance with the Company's policies regarding loans to employees, certain Directors and executive officers of the Company have borrowed money from FBS Mortgage Corporation, a mortgage banking subsidiary of the Company. These loans are evidenced by notes secured by first mortgages on their residences and either have been, or are in the process of being, sold to investors in the secondary real estate mortgage market. In addition, pursuant to the Company's Stock Option Loan program, Directors and active employees holding stock options are eligible to receive loans from the Company to be used for the exercise of stock options. Loans bear interest at the applicable federal rates in effect under Section 1274(d) of the Code at the time the loan is made. The following tables show as to the Company's Directors and executive officers: (i) the outstanding balances of mortgages held by FBS or one of its affiliates and stock option loans, if any, as of December 31, 1995, (ii) the largest outstanding balances of such loans at any time during 1995, and (iii) the rate of interest applicable to such loans.

                                MORTGAGE LOANS

                                      Mortgage Balance Maximum Balance Mortgage
                                      at December 31,    of Mortgage   Interest
                                            1995         During 1995     Rate
                                      ---------------- --------------- --------
William F. Farley....................     $562,688        $569,923      7.750%*
Norman M. Jones......................       60,419          62,785      5.750%*
Susan E. Lester......................      449,658         450,000      7.375%*
John M. Murphy, Jr. .................      120,169         125,633      7.000%
John M. Murphy, Jr. .................      478,898         480,000      7.375%*
Michael J. O'Rourke..................      197,443         199,711      7.125%

--------
*Adjustable Rate Mortgage

                              STOCK OPTION LOANS

                                 Stock Option Loan Maximum Balance Stock Option
                                    Balance at         of Loan     Loan Interest
                                 December 31, 1995   During 1995       Rate
                                 ----------------- --------------- -------------
William F. Farley...............    $  438,255       $  438,255        5.47%
William F. Farley...............       172,458          172,458        7.21%
Philip G. Heasley...............       440,724          440,724        5.47%
Philip G. Heasley...............     1,173,198        1,173,198        6.98%
John M. Murphy, Jr. ............        91,576          102,008        5.47%
Michael J. O'Rourke.............             0           74,420        5.47%
Daniel C. Rohr..................       613,458          613,458        4.94%
Daniel C. Rohr..................       972,739          972,739        6.98%
Robert H. Sayre.................       144,350          144,350        5.47%
Robert H. Sayre.................       172,286          172,286        7.21%
Richard A. Zona.................       595,790          605,523        5.47%

                         POLICY ON CONFIDENTIAL VOTING

  The Company has procedures to ensure that (i) all proxies, ballots and voting tabulations that identify stockholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly requested by a stockholder; and (ii) the receipt and tabulation of proxy cards are performed by an independent third party.

                          1997 STOCKHOLDER PROPOSALS

  In order for stockholder proposals for the 1997 annual meeting of stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Minneapolis, Minnesota on or before November 11, 1996.

                           AVAILABILITY OF FORM 10-K

  The Company's Annual Report on Form 10-K detailing its activities and financial results during 1995 is included as a part of the Company's 1995 Annual Report to Stockholders. If a stockholder requests copies of any exhibits to such Form 10-K, the Company will require the payment of a fee covering its reasonable expenses in furnishing such exhibits. Any such requests should be addressed to Investor Relations Department, First Bank System, Inc., P.O. Box 522, Minneapolis, Minnesota 55480.

                                            By Order of the Board of Directors

                                                           LOGO

                                                       Lee R. Mitau
                                                         Secretary

Dated: March 11, 1996

                                                                      EXHIBIT A

                            FIRST BANK SYSTEM, INC.
                           1996 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE; EFFECT ON PRIOR PLANS.

  (a) Purpose. The purpose of the First Bank System, Inc. 1996 Stock Incentive Plan (the "Plan") is to aid in attracting and retaining management personnel and members of the Board of Directors who are not also employees ("Non-Employee Directors") of First Bank System, Inc. (the "Company") capable of assuring the future success of the Company, to offer such personnel and Non-Employee Directors incentives to put forth maximum efforts for the success of the Company's business and to afford such personnel and Non-Employee Directors an opportunity to acquire a proprietary interest in the Company.

  (b) Effect on Prior Plans. The Company hereby adopts these proposed amendments and restatements of the 1991 Stock Incentive Plan and the 1994 Stock Incentive Plan, subject to stockholder approval. As so amended, restated, established and approved, the Plan shall be known as the 1996 Stock Incentive Plan. All outstanding options issued, restricted stock issued and other awards issued under other plans of the Company shall remain subject to the terms and conditions of the plans under which they were issued, but shares of stock relating to outstanding options, restricted stock or other awards under the 1991 Stock Incentive Plan and the 1994 Stock Incentive Plan are considered as shares of stock subject to the Plan under Section 4 of the Plan.

SECTION 2. DEFINITIONS.

  As used in the Plan, the following terms shall have the meanings set forth below:

    (a) "Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

    (b) "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or other Stock-Based Award granted under the Plan.

    (c) "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

    (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

    (e) "Committee" shall mean a committee of the Board of Directors of the Company designated by such Board to administer the Plan and composed of not less than three directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3. Each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code.

    (f) "Eligible Person" shall mean any employee, officer, consultant or independent contractor providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person. Eligible Person shall not include any Non-Employee Director, who shall receive Awards only pursuant to Section 6(g) of the Plan.

    (g) "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee or, in the case of grants pursuant to Section 6(g), the Board of Directors. Notwithstanding the foregoing, for purposes of the Plan, the Fair Market Value of Shares on a given date shall be the closing price of the Shares as reported on the New York Stock Exchange on such date, if the Shares are then quoted on the New York Stock Exchange.

    (h) "Incentive Stock Option" shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

    (i) "Non-Qualified Stock Option" shall mean an option granted under
  Section 6(a) of the Plan, or Section 6(g) of the Plan in the case of grants to Non-Employee Directors, that is not intended to be an Incentive Stock Option.

    (j) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

    (k) "Other Stock-Based Award" shall mean any right granted under Section 6(e) of the Plan.

    (l) "Participant" shall mean an Eligible Person designated to be granted an Award under the Plan.

    (m) "Performance Award" shall mean any right granted under Section 6(d) of the Plan.

    (n) "Person" shall mean any individual, corporation, partnership, association or trust.

    (o) "Restricted Stock" shall mean any Share granted under Section 6(c) of the Plan.

    (p) "Restricted Stock Unit" shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

    (q) "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

    (r) "Shares" shall mean shares of Common Stock, $1.25 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 7(c) of the Plan.

    (s) "Stock Appreciation Right" shall mean any right granted under Section 6(b) of the Plan.

SECTION 3. ADMINISTRATION.

  The Plan shall be administered by the Committee; provided, however, that
Section 6(g) of the Plan shall not be administered by the Committee but rather by the Board of Directors subject to the provisions and restrictions of such
Section 6(g). Subject to the terms of the Plan and applicable law, and except with respect to Section 6(g) of the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award;
(iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock or Restricted Stock Units; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

SECTION 4. SHARES AVAILABLE FOR AWARDS.

  (a) Shares Available. Subject to adjustment as provided in Section 7(c), the number of Shares available for granting Awards under the Plan shall be 17,000,000 (5,000,000 of which were previously authorized under the 1991 Stock Incentive Plan, 5,000,000 of which were previously authorized under the 1994 Stock Incentive Plan and 7,000,000 of which will be authorized upon stockholder approval of the Plan). Not more than 1,000,000 of such Shares will be available for grant of additional Awards of Restricted Stock following the effective date of the Plan determined in accordance with Section 10 of the Plan. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. In addition, any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, or in connection with satisfaction of tax obligations relating to an Award in accordance with the provisions of Section 8 of the Plan, shall again be available for granting Awards under the Plan.

  (b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

  (c) Incentive Stock Options. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 7,000,000, subject to adjustment as provided in the Plan and Section 422 or 424 of the Code or any successor provisions.

  (d) Award Limitations Under the Plan. No Eligible Person may be granted any Award or Awards, the value of which Awards are based solely on an increase in the value of the Shares after the date of grant of such Awards, for more than 1,000,000 Shares, in the aggregate, in any calendar year beginning with the year commencing January 1, 1996. The foregoing limitation specifically includes the grant of any "performance-based" Awards within the meaning of
(S)162(m) of the Code.

SECTION 5. ELIGIBILITY.

  Any Eligible Person, including any Eligible Person who is an officer or director of the Company or any Affiliate, shall be eligible to be designated a Participant; provided, however, that an Incentive Stock Option may only be granted to full or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees) and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code or any successor provision. Non-Employee Directors shall receive Awards of Non-Qualified Stock Options as provided in Section 6(g) of the Plan.

SECTION 6. AWARDS.

  (a) Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

    (i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

    (ii) Option Term. The term of each Option shall be fixed by the Committee.

    (iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

    (iv) Reload Options. The Committee may grant "reload" options, separately or together with another Option, pursuant to which, subject to the terms and conditions established by the Committee and any applicable requirements of Rule 16b-3 or any other applicable law, the Participant would be granted a new Option when the payment of the exercise price of a previously granted option is made by the delivery of shares of the Company's Common Stock owned by the Participant pursuant to Section 6(a)(iii) hereof or the relevant provisions of another plan of the Company, and/or when shares of the Company's Common Stock are tendered or forfeited as payment of the amount to be withheld under applicable income tax laws in connection with the exercise of an option, which new Option would be an option to purchase the number of Shares not exceeding the sum of (A) the number of shares of the Company's Common Stock provided as consideration upon the exercise of the previously granted option to which such "reload" option relates and (B) the number of shares of the Company's Common Stock tendered or forfeited as payment of the amount to be withheld under applicable income tax laws in connection with the exercise of the option to which such "reload" option relates. "Reload" options may be granted with respect to options granted under this Plan or any other stock option plan of the Company. Such "reload" options shall have a per share exercise price equal to the Fair Market Value as of the date of grant of the new Option.

  (b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

  (c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

    (i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

    (ii) Stock Certificates. Any Restricted Stock granted under the Plan shall be evidenced by issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted.

    (iii) Forfeiture; Delivery of Shares. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units.

  (d) Performance Awards. The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

  (e) Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan; provided, however, that such grants must comply with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this
Section 6(e) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

  (f) General. Except as otherwise specified with respect to Awards to Non-Employee Directors pursuant to Section 6(g) of the Plan:

    (i) No Cash Consideration for Awards. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

    (ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

    (iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

    (iv) Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award or right under any Award shall be exercisable during the Participant's lifetime only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

    (v) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

    (vi) Restrictions; Securities Exchange Listing. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee (or, in the case of grants under Section 6(g) of the Plan, the Board of Directors) may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Committee (or, in the case of grants under Section 6(g) of the Plan, the Board of Directors) may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

  (g) Non-Qualified Stock Options to Non-Employee Directors. The Board of Directors shall issue Non-Qualified Stock Options to Non-Employee Directors in accordance with this Section 6(g).

  Each Non-Employee Director serving on the Company's Board of Directors immediately prior to the 1996 Annual Meeting of Stockholders of the Company was granted an Option to purchase 2,500 Shares (subject to adjustment pursuant to Section 7(c) of the Plan) pursuant to the terms of the 1991 Stock Incentive Plan. Each Non-Employee Director first elected or appointed to the Company's Board of Directors after the 1996 Annual Meeting of Stockholders and during the term of the Plan shall be granted, as of the date of such Director's first election or appointment to the Board of Directors, a Non-Qualified Stock Option to purchase 2,500 Shares (subject to adjustment pursuant to Section 7(c) of the Plan). After the initial grant to each Non-Employee Director as set forth above in this Section 6(g), each such Director shall be granted during the term of the Plan, as of the date of each Annual Meeting of Stockholders of the Company commencing with the 1996 Annual Meeting of Stockholders of the Company, if such Director's term of office continues after such date, a Non-Qualified Stock Option to purchase 1,500 Shares (subject to adjustment pursuant to Section 7(c) of the Plan).

  Each Non-Qualified Stock Option granted to a Non-Employee Director pursuant to this Section 6(g) shall be exercisable in full as of the date of grant, shall have an exercise price equal to the Fair Market Value of a Share on the date of grant and shall expire on the tenth anniversary of the date of grant, except as provided below. This Section 6(g) shall not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act or the rules and regulations thereunder.

  Except as hereinafter provided, each Option granted pursuant to this Section 6(g) (including those Options granted pursuant to Section 6(h) of the 1991 Stock Incentive Plan as provided therein) shall include a provision entitling the optionee to a further Non-Qualified Stock Option (a "Non-Employee Director Reload Option") in the event the optionee exercises such an Option, in whole or in part, by surrendering other Shares in accordance with this Section 6(g) and the terms of the Option. Any such Non-Employee Director Reload Option (i) shall be for a number of Shares equal to the number of Shares surrendered as part or all of the exercise price of the Option to which it relates; (ii) shall have an expiration date which is the same as the expiration date of the Option to which it relates; (iii) shall have an exercise price equal to the Fair Market Value of a Share on the date of exercise of the Option to which it relates; and (iv) shall be exercisable in full as of the date of grant. A Non-Employee Director Reload Option may be reloaded under the same terms, provided that the original Option to which such series of Non-Employee Director Reload Options relates may be reloaded a maximum of three times. Non-Employee Director Reload Options shall only be granted to a Director during such Director's term as a Non-Employee Director. Any such Non-Employee Director Reload Option shall be subject to availability of sufficient shares for grant under the Plan. Shares surrendered as part or all of the exercise price of the Option to which it relates that have been owned by the optionee less than six months will not be counted for purposes of determining the number of Shares that may be purchased pursuant to a Non-Employee Director Reload Option.
  All grants of Non-Qualified Stock Options pursuant to this Section 6(g) shall be automatic and non-discretionary and shall be made strictly in accordance with the foregoing terms and the following additional provisions:


    (i) Non-Qualified Stock Options granted to a Non-Employee Director hereunder shall terminate and may no longer be exercised if such Director ceases to be a Non-Employee Director of the Company, except that:

      (A) If such Director's term shall be terminated for any reason other than gross and willful misconduct, death, disability, or retirement, such Director may at any time within a period of three months after such termination, but not after the termination date of the Option, exercise the Option.

      (B) If such Director's term shall be terminated by reason of gross and willful misconduct during the course of the term, including but not limited to, wrongful appropriation of funds of the Company or the commission of a gross misdemeanor or felony, the Option shall be terminated as of the date of the misconduct.

      (C) If such Director's term shall be terminated by reason of disability or retirement, such Director may exercise the Option in accordance with the terms thereof as though such termination had never occurred. If such Director shall die following any such termination, the Option may be exercised in accordance with its terms by the personal representatives or administrators of such Director or by any person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution.

      (D) If such Director shall die while a Director of the Company or within three months after termination of such Director's term for any reason other than disability or retirement or gross and willful misconduct, the Option may be exercised in accordance with its terms by the personal representatives or administrators of such Director or by any person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution.

    (ii) Non-Qualified Stock Options granted to Non-Employee Directors may be exercised in whole or in part from time to time by serving written notice of exercise on the Company at its principal executive offices, to the attention of the Company's Secretary. The notice shall state the number of shares as to which the Option is being exercised and be accompanied by payment of the purchase price. A Non-Employee Director may, at such Director's election, pay the purchase price by check payable to the Company, by promissory note, or in shares of the Company's Common Stock, or in any combination thereof having a Fair Market Value on the exercise date equal to the applicable exercise price. If payment or partial payment is made by promissory note, such note shall be a full recourse note and shall
  (A) be secured by the Shares to be delivered upon exercise of such Option,
  (B) be limited in principal amount to the maximum amount permitted under applicable laws, rules and regulations, (C) be for a term of six years and
  (D) bear interest at the applicable federal rate (as determined in accordance with Section 1274(d) of the Code), compounded semi-annually.

SECTION 7. AMENDMENT AND TERMINATION; ADJUSTMENTS.

  Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

    (a) Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:

      (i) would cause Rule 16b-3 to become unavailable with respect to the Plan;

      (ii) would violate the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company; or

      (iii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

    (b) Amendments to Awards. Except with respect to Awards granted pursuant to Section 6(g) of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided.

    (c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Plan or under an Award (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of any Option, the availability of any tandem stock appreciation rights or "reload" option rights, if any, contained in any Option Award, and any "change in control" or similar provisions of any Award), the Committee (or, in the case of grants under Section 6(g) of the Plan, the Board of Directors) shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

    (d) Correction of Defects, Omissions and Inconsistencies. The Committee (or, in the case of grants under Section 6(g) of the Plan, the Board of Directors) may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 8. INCOME TAX WITHHOLDING.

  In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

SECTION 9. GENERAL PROVISIONS.

  (a) No Rights to Awards. Except as otherwise provided in Section 6(g) of the Plan, no Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

  (b) Delegation. The Committee may delegate to one or more officers of the Company or any Affiliate or a committee of such officers the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to Eligible Persons who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

  (c) Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company.

  (d) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

  (e) No Right to Employment, Etc. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a Non-Employee Director the right to continue as a Director, of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a Non-Employee Director, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

  (f) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Minnesota.

  (g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee (or, in the case of grants under Section 6(g) of the Plan, the Board of Directors), such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee (or, in the case of grants under Section 6(g) of the Plan, the Board of Directors), materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

  (h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

  (i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee (or, in the case of grants under Section 6(g) of the Plan, the Board of Directors) shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

  (j) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

  (k) Section 16 Compliance. The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Securities and Exchange Act of 1934, as amended, without so restricting, limiting or conditioning the Plan with respect to other Participants.

SECTION 10. EFFECTIVE DATE OF THE PLAN.

  The Plan shall be effective as of the date of its approval by the stockholders of the Company.

SECTION 11. TERM OF THE PLAN.

  Awards shall only be granted under the Plan during a 10-year period beginning on the effective date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the end of such 10-year period, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the end of such period.

                                [INSERT MAP ART]

                            FIRST BANK SYSTEM, INC.
                       EMPLOYEE STOCK PURCHASE PLAN 1984
                (As Amended and Restated February 15, 1989,
         As Amended and Restated April 24, 1991 and As Proposed to be
              Amended at the 1996 Annual Meeting of Stockholders)

                            ARTICLE I. INTRODUCTION

     Section 1.01 Purpose. The purpose of this 1984 Employee Stock Purchase Plan (amended and restated as of February 15, 1989) (the "Plan") is to provide employees of First Bank System, Inc., a Delaware corporation (the "Company"), and certain related corporations with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of the Company's Common Stock, par value $1.25 per share, and, thus, to develop a stronger incentive to work for the continued success of the Company. The Plan shall constitute an amendment and restatement of the Company's existing 1984 Employee Stock Purchase Plan (as amended January 31,
1987) (the "Former Plan") and as such shall supersede and replace the Former Plan. No additional offers to purchase shares of the Company's Common Stock or any other rights or benefits shall be provided or granted under the Former Plan; provided, however, that the Former Plan shall deem to be outstanding to the extent necessary solely for the purpose of determining the terms and conditions of any such purchase offer or other rights previously granted under the Former Plan.

     Section 1.02 Rules of Interpretation. It is intended that the Plan be an "employee stock purchase plan" as defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder, if approved by the Company's shareholders. Accordingly, the Plan will be interpreted and administered in a manner consistent therewith if so approved. All Participants in the Plan will have the same rights and privileges consistent with the provisions of the Plan.

     Section 1.03 Definitions. For purposes of the Plan, the following terms will have the meanings set forth below:

          (a) "Acceleration Date" means the earlier of the date of shareholder approval or approval by the Company's Board of Directors of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company Stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock in the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company; or (iii) any plan of liquidation or dissolution of the Company.

          (b) "Affiliate" means any parent or subsidiary corporation of the Company, as defined in Sections 425(e) and 425(f) of the Code, whether now or hereafter acquired or established.

          (c)  "Committee" means the committee appointed under Section 10.01.

          (d) "Company" means First Bank System, Inc., a Delaware corporation, and its successors by merger or consolidation as contemplated by Article XI herein.

          (e) "Current Compensation" means all gross cash compensation (including wage, salary, incentive, bonus and overtime earnings) paid by the Company or an Affiliate to a Participant, but excluding all expense allowances or reimbursements, stock options and compensation or income payable in a form other than cash, but including amounts which would have constituted compensation but for a Participant's election to defer or reduce compensation pursuant to any deferred compensation, cafeteria, capital accumulation or any other similar plan provided by the Company.

          (f) "Fair Market Value" as of a given date means such value of the Common Stock as reasonably determined by the Committee but which is not less than the last sale price as reported by the New York Stock Exchange.

          (g) "Participant" means a Permanent Full-Time Employee who is eligible to participate in the Plan under Section 2.01 and who has elected to participate in the Plan.

          (h) "Participating Affiliate" means an Affiliate which has been designated by the Committee in advance of the Purchase Period in question as a corporation whose eligible Permanent Full-Time Employees may participate in the Plan.

          (i) "Permanent Full-Time Employee" means an employee of the Company or a Participating Affiliate as of the first day of a Purchase Period, including an officer or director who is also an employee, except an employee whose customary employment is less than 20 hours per week or any employee who has not been employed by the Company or its Affiliates for more than one (1) year.

          (j) "Plan" means the First Bank System, Inc. 1984 Employee Stock Purchase Plan (as amended and restated as of February 15, 1989), the provisions of which are set forth herein.

          (k) "Purchase Period" means a period beginning on such business day as may be designated by the Committee prior thereto and ending on the earlier of such business day as may be designated by the Committee prior to the first business day of such Purchase Period or any Acceleration Date; provided, however, that in no event shall the Committee designate a Purchase Period which is less than six (6) months in duration.

          (l) "Stock" means the Company's Common Stock, $1.25 par value, as such stock may be adjusted for changes in the stock or the Company as contemplated by Article XI herein.

          (m) "Stock Purchase Account" means the account maintained on the books and records of the Company recording the amount received from each Participant through payroll deductions made under the Plan.

                   ARTICLE 11. ELIGIBILITY AND PARTICIPATION

     Section 2.01 Eligible Employees. All Permanent Full-Time Employees shall be eligible to participate in the Plan beginning on the first day of the first Purchase Period to commence after such person becomes a Permanent Full-Time Employee. Subject to the provisions of Article VI, each such employee will continue to be eligible to participate in the Plan so long as he or she remains a Permanent Full-Time Employee.

     Section 2.02 Election to Participate. An eligible Permanent Full-Time Employee may elect to participate in the Plan for a given Purchase Period by filing with the Company, in advance of that Purchase Period and in accordance with such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company for such purpose (which authorizes regular payroll deductions from Current Compensation beginning with the first payday in that Purchase Period and continuing until the employee withdraws from the Plan or ceases to be eligible to participate in the Plan).

     Section 2.03 Limits on Stock Purchase. No employee shall be granted any right to purchase Stock hereunder if such employee, immediately after such a right to purchase is granted, would own, directly or indirectly, within the meaning of Section 423(b)(3) and Section 425(d) of the Code, stock possessing 5% or more of the total combined voting power or value of all the then classes of the capital stock of the Company or of all Affiliates.

     Section 2.04 Voluntary Participation. Participation in the Plan on the part of the Participant is voluntary and such participation is not a condition of employment nor does participation in the Plan entitle a Participant to be retained as an employee.

                      ARTICLE III. PAYROLL DEDUCTIONS AND
                            STOCK PURCHASE ACCOUNT

     Section 3.01 Deduction from Pay. The form described in Section 2.02 will permit a Participant to elect payroll deductions of any whole dollar amount or whole percentage of Current Compensation for each pay period, subject to such limitations as the Committee in its sole discretion may impose. A Participant may cease making payroll deductions at any time, as provided in Section 6.01.

     Section 3.02 Credit to Account. Payroll deductions will be credited to the Participant's Stock Purchase Account on each payday.

     Section 3.03 Interest. No interest will be paid upon payroll deductions or on any amount credited to, or on deposit in, a Participant's Stock Purchase Account.

     Section 3.04 Nature of Account. The Stock Purchase Account is established solely for accounting purposes, and all amounts credited to the Stock Purchase Account will remain part of the general assets of the Company or the Participating Affiliate (as the case may be).

     Section 3.05 No Additional Contributions. A Participant may not make any payment into the Stock Purchase Account other than the payroll deductions made pursuant to the Plan.

                     ARTICLE IV. RIGHT TO PURCHASE SHARES

     Section 4.01 Number of Shares. Each Participant will have the right to purchase on the last business day of the Purchase Period all, but not less than all, of the largest number of whole shares of Stock that can be purchased at the price specified in Section 4.02 with the entire credit balance in the Participant's Stock Purchase Account, subject to the limitations that (a) no more than 5,000 shares of Stock may be purchased under the Plan by any one Participant for a given Purchase Period and (b) in accordance with Section 423(b)(8) of the Code, no more than $25,000 in Fair Market Value (determined at the beginning of each Purchase Period) of Stock and other stock may be purchased under the Plan and all other employee stock purchase plans (if any) of the Company and the Affiliates by any one Participant for each calendar year. If the purchases for all Participants would otherwise cause the aggregate number of shares of Stock to be sold under the Plan to exceed the number specified in
Section 10.03, however, each Participant shall be allocated a pro rata portion of the Stock to be sold.

     Section 4.02 Purchase Price. The purchase price for any Purchase Period shall be that price as announced by the Committee prior to the first business day of that Purchase Period, which price may, in the discretion of the Committee, be a price which is not fixed or determinable as of the first business day of that Purchase Period; provided, however, that in no event shall the purchase price for any Purchase Period be less than (a) 85% of the Fair Market Value of the Stock on the first business day of that Purchase Period or
(b) 85% of the Fair Market Value of the Stock on the last business day of that Purchase Period, in each case rounded up to the next higher full cent, whichever is lower.

                         ARTICLE V. EXERCISE OF RIGHT

     Section 5.01 Purchase of Stock. On the last business day of a Purchase Period, the entire credit balance in each Participant's Stock Purchase Account will be used to purchase the largest number of whole shares of Stock purchasable with such amount (subject to the limitations of Section 4.01), unless the Participant has filed with the Company, in advance of that date and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company (which elects to receive the entire credit balance in cash).

     Section 5.02 Cash Distributions. Any amount remaining in a Participant's Stock Purchase Account after the last business day of a Purchase Period will be paid to the Participant in cash within 30 days after the end of that Purchase Period.

     Section 5.03 Notice of Acceleration Date. The Company shall use its best efforts to notify each Participant in writing at least ten days prior to any Acceleration Date that the then current Purchase Period will end on such Acceleration Date.

                       ARTICLE VI. WITHDRAWAL FROM PLAN

     Section 6.01 Voluntary Withdrawal. A Participant may, in accordance with such terms and conditions as the Committee in its sole discretion may impose, withdraw from the Plan and cease making payroll deductions by filing with the Company a form provided for this purpose. In such event, the entire credit balance in the Participant's Stock Purchase Account will be paid to the Participant in cash within 30 days. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the beginning of the next Purchase Period.

     Section 6.02 Death. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon the death of a Participant, no further amounts shall be credited to the Participant's Stock Purchase Account.

Thereafter, on the last business day of the Purchase Period during which such Participant's death occurred and in accordance with Section 5.01, the entire credit balance in such Participant's Stock Purchase Account will be used to purchase Stock, unless Participant's estate has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to have the entire credit balance in such Participant's Stock Account distributed in cash, in accordance with Section 5.02 or at such earlier time as the Committee in its sole discretion may decide. Each Participant, however, may designate one or more beneficiaries who, upon death, are to receive the stock or the amount that otherwise would have been distributed or paid to the Participant's estate and may change or revoke any such designation from time to time. No such designation, change or revocation will be effective unless made by the Participant in writing and filed with the Company during the Participant's lifetime. Unless the Participant has otherwise specified in the beneficiary designation, the beneficiary or beneficiaries so designated will become fixed as of death so that, if a beneficiary survives the Participant but dies before the receipt of the payment due such beneficiary, the payment will be made to such beneficiary's estate.

     Section 6.03 Termination of Employment. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon a Participant's normal or early retirement with the consent of the Company under any pension or retirement plan of the Company or Participating Affiliate, no further amounts shall be credited to the Participant's Stock Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant's approved retirement occurred and in accordance with Section 5.01, the entire credit balance in such Participant's Stock Purchase Account will be used to purchase Stock, unless such Participant has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to receive the entire credit balance in such Participant's Stock Purchase Account in cash, in accordance with Section 5.02; provided, however, that such Participant shall have no right to purchase Stock in the event that the last day of such a Purchase Period occurs more than three (3) months following the termination of such Participant's employment with the Company by reason of such an approved retirement. In the event of any other termination of employment (other than death) with the Company or a Participatory Affiliate by a Participant, participation in the Plan will cease on the date the Participant ceases to be a Permanent Full-Time Employee for any reason. In such event, the entire credit balance in such Participant's Stock Purchase Account will be paid to the Participant in cash within 30 days. For purposes of this Section, a transfer of employment to any Affiliate, or a leave of absence which has been approved by the Committee, will not be deemed a termination of employment as a Permanent Full-Time Employee.

                        ARTICLE VII. NONTRANSFERABILITY

     Section 7.01 Nontransferable Right to Purchase. The right to purchase Stock hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in Section 6.02, and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.

     Section 7.02 Nontransferable Account. Except as provided in Section 6.02, the amounts credited to a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

                       ARTICLE VIII. STOCK CERTIFICATES

     Section 8.01 Delivery. Promptly after the last day of each Purchase Period and subject to such terms and conditions as the Committee in its sole discretion may impose, the Company will cause to be delivered to or for the benefit of the Participant a certificate representing the Stock purchased on the last business day of such Purchase Period.

     Section 8.02 Securities Laws. The Company shall not be required to issue or deliver any certificate representing Stock prior to registration under the Securities Act of 1933, as amended, or registration or qualification under any state law if such registration is required. The Company will use its best efforts to accomplish such registration (if and to the extent required) not later than a reasonable time following the Purchase Period, and delivery of certificates may be deferred until such registration is accomplished.

     Section 8.03 Completion of Purchase. A Participant will have no interest in the Stock purchased until a certificate representing the same is issued to or for the benefit of the Participant.

     Section 8.04 Form of Ownership. The certificates representing Stock issued under the Plan will be registered in the name of the Participant or jointly in the name of the Participant and another person, as the Participant may direct on a form provided by the Company.

                  ARTICLE IX. EFFECTIVE DATE AND AMENDMENT OR
                              TERMINATION OF PLAN

     Section 9.01 Effective Date. The Plan will become effective on February 15, 1989, but only if the Plan is approved by the Company's shareholders at their 1989 annual meeting.

     Section 9.02 Powers of Board. The Board of Directors of the Company may at any time amend or terminate the Plan, except that no amendment will be made without prior approval of the shareholders which would (a) authorize an increase in the number of shares of Stock which may be purchased under the Plan, except as provided in Section 11.01, (b) permit the issuance of Stock before payment therefor in full, or (c) reduce the price per share at which the Stock may be purchased.

     Section 9.03 Automatic Termination. No Purchase Period shall begin after May 1, 2001.

                           ARTICLE X. ADMINISTRATION

     Section 10.01 Appointment of Committee. The Board of Directors of the Company shall appoint a Committee to administer the Plan consisting of three or more persons (who may, but need not be, directors of the Company or of a Participating Affiliate). The Board will determine the size of the Committee from time to time and will have the power to remove and replace the members thereof.

     Section 10.02 Powers of Committee. Subject to the provisions of the Plan, the Committee will have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. The Committee shall have full and complete authority to determine whether all or any part of the Stock acquired pursuant to the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner a Participant's rights with respect thereto but any such restrictions shall be contained in the form by which a participant elects to participate in the Plan pursuant to Section 2.02. Decisions of the Committee will be final and binding on all parties who have an interest in the Plan.

     Section 10.03 Stock to be Sold. The Stock to be issued and sold under the Plan may be treasury stock or authorized but unissued Stock, or the Company may purchase Stock in the market for sale under the Plan. Except as provided in
Section 11.01, the aggregate number of shares of Stock to be sold under the Plan will not exceed 4,600,000 shares.

     Section 10.04 Notices. Notices to the Committee should be addressed as follows:

     First Bank System, Inc.
     1200 First Bank Place East
     Minneapolis, Minnesota 55480
     Attn: Employee Stock Purchase Plan Committee

                      ARTICLE XI. ADJUSTMENT FOR CHANGES
                              IN STOCK OR COMPANY

     Section 11.01 Stock Dividend or Reclassification. If the outstanding shares of Stock are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Company's Articles of Incorporation, reverse stock split or otherwise, an appropriate adjustment shall be made in the maximum numbers and/or kind of securities to be sold under this Plan with a corresponding adjustment in the purchase price to be paid therefor.

     Section 11.02 Merger or Consolidation. If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

                         ARTICLE XII. APPLICABLE LAW

     Rights to purchase Stock granted under this Plan shall be construed and shall take effect in accordance with the laws of the State of Minnesota.

             ARTICLE XIII. PARTICIPATION OF NON-EMPLOYEE DIRECTORS

     Section 13.01 Eligible Directors. Each director of the Company is eligible to participate in the Plan pursuant to this Article XIII unless such director is an employee of the Company or Affiliate. An eligible director is herein referred to as a "Non-employee Director." A Non-employee Director shall be eligible to participate in the Plan beginning on the first day of the first Purchase Period to commence after such person becomes a Non-employee Director. Subject to the provisions of this Article XIII, each such Non-employee Director will continue to be eligible to participate in the Plan so long as he or she remains a Non-employee Director.

     Section 13.02 Election to Participate. A Non-employee Director may elect to participate in the Plan by filing with the Company, in advance of the first succeeding Purchase Period following adoption of this Article XIII or, in the case of a newly appointed or elected Non-employee Director, following such appointment or election, a form provided by the Company for such purpose (which authorizes the Company to deduct for the purchase of Stock hereunder all or a portion of the Director Compensation (as defined below) that such Non-employee Director is entitled to receive for the period beginning with the first day in that Purchase Period and continuing until the Non-employee Director ceases to be eligible to participate in the Plan). "Director Compensation" shall mean all amounts which the director would be entitled to receive for serving as a director in the relevant Purchase Periods, including fees for attendance at meetings of the Board of Directors or any committee of the Board of Directors or for any other services as a director of the Company.

     Section 13.03  Deduction from Director Compensation. The form described in
Section 13.02 will permit a Non-employee Director to elect deductions of any whole dollar amount or whole percentage of Director Compensation to be used to purchase Stock hereunder. Director Compensation will be credited to the Non-employee Director's Stock Purchase Account on each day that Director Compensation would otherwise be paid to such Non-employee Director, subject to
Section 3.04.

     Section 13.04 Interest. No interest will be paid upon deductions from Director Compensation or on any amount credited to, or on deposit in, a Non-employee Director's Stock Purchase Account.

     Section 13.05 No Additional Contributions. A Non-employee Director may not make any payment into the Stock Purchase Account other than the deductions from Director Compensation made pursuant to the Plan.

     Section 13.06  Purchase of Shares; Purchase Price.

     (a) Each Non-employee Director will automatically purchase on the last day of the Purchase Period all of the largest number of whole shares of stock that can be purchased at the purchase price specified in Section 13.06(b) with the entire credit balance in the Non-employee Director's Stock Purchase Account. Any amount remaining in a Non-employee Director's Stock Purchase Account after the last business day of a Purchase Period will remain in the Non-employee Director's Stock Purchase Account, except that for the Purchase Period in which the Non-employee Director ceases to be eligible to participate in the Plan, any amount remaining in such account after giving effect to the purchase for such period will be paid to the Non-employee Director in cash within 30 days.

     (b) The purchase price for Non-employee Directors for any Purchase Period shall be the lower of (i) 85% of the Fair Market Value of the Stock on the first business day of that Purchase Period or (b) 85% of the Fair Market Value of the Stock on the last business day of that Purchase Period, in each case rounded up to the next higher full cent.

     Section 13.07 No Voluntary Withdrawal. A Non-employee Director may not voluntarily withdraw from the Plan.

     Section 13.08 Death. Upon the death of a Non-employee Director, no further amounts shall be credited to the Non-employee Director's Stock Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Non-employee Director's death occurred and in accordance with Section 13.06, the entire credit balance in such Non-employee Director's Stock Purchase Account will be used to purchase Stock. Each Non-employee Director, however, may designate one or more beneficiaries who, upon death, are to receive the stock and any amount that otherwise would have been distributed or paid to the Non-employee Director's estate and may change or revoke any such designation from time to time. No such designation, change or revocation will be effective unless made by the Non-employee Director in writing and filed with the Company during the Non-employee Director's lifetime. Unless the Non-employee Director has otherwise specified in the beneficiary designation, the beneficiary or beneficiaries so designated will become fixed as of death so that, if a beneficiary survives the Non-employee Director but dies before the receipt of the payment due such beneficiary, the payment will be made to such beneficiary's estate.

     Section 13.10 Termination as a Director. Participation in the Plan will cease on the date the Non-employee Director ceases to be eligible to participate in the Plan pursuant to Section 13.01. In such event, on the last business day of the Purchase Period during which such Non-employee Director ceased to be eligible under Section 13.01 and in accordance with Section 13.06 the entire credit balance in such Non-employee Director's Stock Purchase Account will be used to purchase Stock.

     Section 13.11 Nontransferable Right to Purchase. The right to purchase Stock hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in Section 13.08 and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.

     Section 13.12  Nontransferable Account.  Except as provided in Section
13.08 the amounts credited to a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

     Section 13.13 Stock Certificates. All matters pertaining to the issuance and delivery of and the Non-employee Director's interest in the Stock purchased pursuant to this Plan and the certificates representing such Stock shall be governed by Article VIII.

     Section 13.14 Tax Matters. This Article XIII is not subject to Section 423 of the Code or any other provision of the Plan which refers to, or is based upon, such section. For tax purposes, this Article XIII shall be treated as separate and apart from the balance of the Plan.

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                                    [LOGO]
                                  First Bank
                                    System

        This Proxy is solicited on behalf of the Board of Directors of
                            First Bank System, Inc.
                Annual Meeting of Stockholders - April 17, 1996


The undersigned hereby appoints Susan E. Lester, Lee R. Mitau and Richard A. Zona as proxies (each with power to act alone and with power of substitution) to vote as designated herein, all shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of First Bank System, Inc. to be held on April 17, 1996, and at any adjournments thereof, on those matters referred to in the Proxy Statement. The Proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

This Proxy cannot be voted unless it is properly signed and returned. If properly signed and returned, this Proxy will be voted as designated by the stockholder. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2, 3 AND 4.

The nominees for Director are Roger L. Hale, Richard L. Knowlton, Edward J. Phillips, James J. Renier and Richard L. Schall.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

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                           . FOLD AND DETACH HERE .

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[X]  Please mark your                                                     7216
     vote as in this
     example.

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   The Board of Directors recommends a vote "FOR" proposals 1, 2, 3, and 4.
------------------------------------------------------------------------------
                                               FOR     WITHHELD
1.  Election of Directors (See Reverse)        [_]       [_]

For, except vote withheld from the following nominee(s):


--------------------------------------------------------

                                               FOR     AGAINST      ABSTAIN
2.  Approve the proposal to approve the 1996   [_]       [_]          [_]
    Stock Incentive Plan (and thereby amend
    and restate the Company's 1991 Stock
    Incentive Plan and 1994 Stock Incentive
    Plan)

                                               FOR     AGAINST      ABSTAIN
3.  Approve the proposal to amend the          [_]       [_]          [_]
    Company's Amended and Restated Employee
    Stock Purchase Plan

4.  Ratify the selection of the firm of        [_]       [_]          [_]
    Ernst & Young LLP as independent
    auditors.

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


Please sign exactly as name appears on this Proxy Card. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing and where more than one is named, a majority should sign. Please sign, date and return this Proxy Card promptly using the enclosed envelope.


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  SIGNATURE(S)                                                   DATE

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                           . FOLD AND DETACH HERE .